Exhibit 10.50

$300,000,000 Revolving Credit Facility

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

KOPPERS INC.

as Borrower

THE GUARANTORS PARTY HERETO

THE LENDERS PARTY HERETO

PNC CAPITAL MARKETS LLC AND RBS GREENWICH CAPITAL

as Co-Lead Arrangers

PNC CAPITAL MARKETS LLC, BANC OF AMERICA SECURITIES LLC AND

RBS GREENWICH CAPITAL, as Joint Bookrunners

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

BANK OF AMERICA, N.A., as Documentation Agent

and

CITIZENS BANK OF PENNSYLVANIA, FIRST COMMONWEALTH BANK AND

WELLS FARGO BANK, N.A., as Syndication Agents

Dated as of October 31, 2008

1.	CERTAIN DEFINITIONS			1
	1.1	Certain Definitions.		1
	1.2	Construction.		29
		1.2.1.	Number; Inclusion.	29
		1.2.2.	Determination.	30
		1.2.3.	Administrative Agent’s Discretion and Consent.	30
		1.2.4.	Documents Taken as a Whole.	30
		1.2.5.	Headings.	30
		1.2.6.	Implied References to this Agreement.	30
		1.2.7.	Persons.	30
		1.2.8.	Modifications to Documents.	31
		1.2.9.	From, To and Through.	31
		1.2.10.	Shall; Will.	31
	1.3	Accounting Principles.		31

2.	REVOLVING CREDIT AND SWING LOAN FACILITIES			31
	2.1	Revolving Credit Loans and Swing Loans.		31
		2.1.1.	Revolving Credit Loans.	31
		2.1.2.	Swing Loans.	32
		2.1.3.	Restatement of Commitments.	32
	2.2	Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.		32
	2.3	Commitment Fees.		32
	2.4	Reduction of Revolving Credit Commitment.		33
	2.5	Revolving Credit Loan Requests; Swing Loan Requests.		33
		2.5.1.	Revolving Credit Loan Requests.	33
		2.5.2.	Swing Loan Requests.	34
	2.6	Making Revolving Credit Loans and Swing Loans.		34
		2.6.1.	Making Revolving Credit Loans	34
		2.6.2.	Making Swing Loans.	35
	2.7	Revolving Credit Notes; Swing Loan Notes.		35
		2.7.1.	Revolving Credit Notes.	35
		2.7.2.	Swing Loan Notes.	35
	2.8	Use of Proceeds.		35
	2.9	Borrowings to Repay Swing Loans.		35
	2.10	Letter of Credit Subfacility.		36
		2.10.1.	Issuance of Letters of Credit.	36
		2.10.2.	Letter of Credit Fees.	37
		2.10.3.	Disbursements, Reimbursement.	37
		2.10.4.	Repayment of Participation Advances.	38
		2.10.5.	Documentation.	39
		2.10.6.	Determinations to Honor Drawing Requests.	39
		2.10.7.	Nature of Participation and Reimbursement Obligations for Letters of Credit.	39

		2.10.8.	Indemnity.	41
		2.10.9.	Liability for Acts and Omissions.	41
	2.11	Periodic Computations of Dollar Equivalent Amounts of Letters of Credit Outstanding.		43
	2.12	Additional Revolving Credit Commitments.		43

3.	[INTENTIONALLY OMITTED].			44

4.	INTEREST RATES			44
	4.1	Interest Rate Options.		44
		4.1.1.	Revolving Credit Interest Rate Options.	44
		4.1.2.	Rate Quotations.	45
	4.2	Interest Periods.		45
		4.2.1.	Amount of Borrowing Tranche.	45
		4.2.2.	Renewals.	45
	4.3	Interest After Default.		45
		4.3.1.	Letter of Credit Fees, Interest Rate.	45
		4.3.2.	Other Obligations.	45
		4.3.3.	Acknowledgment.	46
	4.4	Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.		46
		4.4.1.	Unascertainable.	46
		4.4.2.	Illegality; Increased Costs; Deposits Not Available.	46
		4.4.3.	Administrative Agent’s and Lender’s Rights.	46
	4.5	Selection of Interest Rate Options.		47
	4.6	Canadian Interest Provisions.		47

5.	PAYMENTS			48
	5.1	Payments.		48
	5.2	Pro Rata Treatment of Lenders.		48
	5.3	Interest Payment Dates.		48
	5.4	Voluntary Prepayments.		49
		5.4.1.	Right to Prepay.	49
		5.4.2.	Replacement of a Lender.	50
		5.4.3.	Change of Lending Office.	50
	5.5	Mandatory Prepayments.		51
		5.5.1.	Recovery of Insurance Proceeds.	51
		5.5.2.	Application Among Loans and Interest Rate Options.	51
	5.6	Additional Compensation in Certain Circumstances.		51
		5.6.1.	Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.	51
		5.6.2.	Indemnity.	52
	5.7	Collections; Administrative Agent’s Right to Notify Account Debtors.		53
	5.8	Judgment Currency.		53
		5.8.1.	Currency Conversion Procedures for Judgments.	53

		5.8.2.	Indemnity in Certain Events.	53

6.	REPRESENTATIONS AND WARRANTIES			54
	6.1	Representations and Warranties.		54
		6.1.1.	Organization and Qualification.	54
		6.1.2.	Capitalization and Ownership.	54
		6.1.3.	Subsidiaries.	54
		6.1.4.	Power and Authority.	55
		6.1.5.	Validity and Binding Effect.	55
		6.1.6.	No Conflict.	55
		6.1.7.	Litigation.	55
		6.1.8.	Title to Properties.	56
		6.1.9.	Financial Statements.	56
		6.1.10.	Use of Proceeds; Margin Stock; Section 20 Subsidiaries.	57
		6.1.11.	Full Disclosure.	57
		6.1.12.	Taxes.	58
		6.1.13.	Consents and Approvals.	58
		6.1.14.	No Event of Default; Compliance with Instruments.	58
		6.1.15.	Patents, Trademarks, Copyrights, Licenses, Etc.	58
		6.1.16.	Security Interests.	59
		6.1.17.	[Intentionally Omitted].	59
		6.1.18.	Status of the Pledged Collateral.	59
		6.1.19.	Insurance.	60
		6.1.20.	Compliance with Laws.	60
		6.1.21.	Material Contracts.	60
		6.1.22.	Investment Companies; Regulated Entities.	60
		6.1.23.	Plans and Benefit Arrangements.	60
		6.1.24.	Employment Matters.	61
		6.1.25.	Environmental Matters and Safety Matters.	62
		6.1.26.	Senior Debt Status.	65
		6.1.27.	Solvency.	65
	6.2	Updates to Schedules.		65

7.	CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT			66
	7.1	First Loans and Letters of Credit.		66
		7.1.1.	Officer’s Certificates.	66
		7.1.2.	Secretary’s or Director’s Certificates.	66
		7.1.3.	Delivery of Loan Documents.	67
		7.1.4.	Opinion of Counsel.	67
		7.1.5.	Legal Details.	67
		7.1.6.	Payment of Fees.	67
		7.1.7.	[Intentionally Omitted].	68
		7.1.8.	Management Agreements and Employment Contracts.	68
		7.1.9.	Consents.	68

		7.1.10.	Officer’s Certificates Regarding MACs.	68
		7.1.11.	No Violation of Laws.	68
		7.1.12.	No Actions or Proceedings.	68
		7.1.13.	Insurance Policies; Certificates of Insurance; Endorsements.	68
		7.1.14.	[Intentionally Omitted].	69
		7.1.15.	Financing Statements and Lien Searches.	69
		7.1.16.	Landlord’s Waivers.	69
		7.1.17.	[Intentionally Omitted.]	69
		7.1.18.	Financial Statements, Contingent Liabilities, ERISA, Other Due Diligence.	69
		7.1.19.	Capital Structure of Loan Parties.	69
		7.1.20.	Projected Financial Statements.	69
	7.2	Each Additional Loan or Letter of Credit.		70

8.	COVENANTS			70
	8.1	Affirmative Covenants.		70
		8.1.1.	Preservation of Existence, Etc.	70
		8.1.2.	Payment of Liabilities, Including Taxes, Etc.	70
		8.1.3.	Maintenance of Insurance.	71
		8.1.4.	Maintenance of Properties and Leases.	72
		8.1.5.	Maintenance of Patents, Trademarks, Etc.	73
		8.1.6.	Visitation Rights.	73
		8.1.7.	Keeping of Records and Books of Account.	73
		8.1.8.	Plans and Benefit Arrangements.	73
		8.1.9.	Compliance with Laws.	73
		8.1.10.	Use of Proceeds.	74
		8.1.11.	Further Assurances.	74
		8.1.12.	Subordination of Intercompany Loans.	74
	8.2	Negative Covenants.		74
		8.2.1.	Indebtedness.	74
		8.2.2.	Liens.	76
		8.2.3.	Guaranties.	76
		8.2.4.	Loans and Investments.	77
		8.2.5.	Restricted Payments.	78
		8.2.6.	Liquidations, Mergers, Consolidations, Acquisitions.	79
		8.2.7.	Dispositions of Assets or Subsidiaries.	80
		8.2.8.	Affiliate Transactions.	81
		8.2.9.	Subsidiaries, Partnerships and Joint Ventures.	81
		8.2.10.	Continuation of or Change in Business.	82
		8.2.11.	Plans and Benefit Arrangements.	83
		8.2.12.	Fiscal Year.	83
		8.2.13.	Issuance of Stock.	83
		8.2.14.	Changes in Organizational Documents; Changes in 2003 Senior Note Debt Documents; KI Holdings 2004 Notes.	84
		8.2.15.	Minimum Domestic Interest Coverage Ratio.	84

		8.2.16.	Minimum Fixed Charge Coverage Ratio.	84
		8.2.17.	Maximum Leverage Ratio.	84
		8.2.18.	Maximum Amount of Obligations.	85
	8.3	Reporting Requirements.		85
		8.3.1.	Quarterly Financial Statements.	85
		8.3.2.	Annual Financial Statements.	85
		8.3.3.	Certificate of the Borrower.	86
		8.3.4.	[Intentionally Omitted].	86
		8.3.5.	Notice of Default.	86
		8.3.6.	Notice of Litigation.	86
		8.3.7.	Certain Events.	87
		8.3.8.	Budgets, Forecasts, Other Reports and Information.	87
		8.3.9.	Notices Regarding Plans and Benefit Arrangements.	88

9.	DEFAULT			89
	9.1	Events of Default.		89
		9.1.1.	Payments Under Loan Documents.	89
		9.1.2.	Breach of Warranty.	89
		9.1.3.	Breach of Negative Covenants or Visitation Rights.	89
		9.1.4.	Breach of Other Covenants.	90
		9.1.5.	Defaults in Other Agreements or Indebtedness.	90
		9.1.6.	Final Judgments or Orders.	90
		9.1.7.	Loan Document Unenforceable.	90
		9.1.8.	Uninsured Losses; Proceedings Against Assets.	90
		9.1.9.	Notice of Lien or Assessment.	91
		9.1.10.	Insolvency.	91
		9.1.11.	Events Relating to Plans and Benefit Arrangements.	91
		9.1.12.	Cessation of Business.	91
		9.1.13.	Change of Control.	92
		9.1.14.	Beazer East Default.	92
		9.1.15.	Involuntary Proceedings.	92
		9.1.16.	Voluntary Proceedings.	93
	9.2	Consequences of Event of Default.		93
		9.2.1.	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.	93
		9.2.2.	Bankruptcy, Insolvency or Reorganization Proceedings.	93
		9.2.3.	Set-off.	94
		9.2.4.	Suits, Actions, Proceedings.	94
		9.2.5.	Application of Proceeds; Collateral Sharing; Loss Sharing.	94
		9.2.6.	Other Rights and Remedies.	95
	9.3	Notice of Sale.		96

10.	THE ADMINISTRATIVE AGENT			96
	10.1	Appointment.		96

	10.2	Delegation of Duties.		96
	10.3	Nature of Duties; Independent Credit Investigation.		96
	10.4	Actions in Discretion of Administrative Agent; Instructions From the Lenders.		97
	10.5	Reimbursement and Indemnification of Administrative Agent by the Borrower.		97
	10.6	Exculpatory Provisions; Limitation of Liability.		98
	10.7	Reimbursement and Indemnification of Administrative Agent by Lenders.		99
	10.8	Reliance by Administrative Agent.		100
	10.9	Notice of Default.		100
	10.10	Notices.		100
	10.11	Lenders in Their Individual Capacities; Administrative Agent in its Individual Capacity.		100
	10.12	Holders of Notes.		101
	10.13	Equalization of Lenders.		101
	10.14	Successor Administrative Agent.		101
	10.15	Administrative Agent’s Fee.		102
	10.16	Availability of Funds.		102
	10.17	Calculations.		103
	10.18	Beneficiaries.		103
	10.19	No Reliance on Agent’s Customer Identification Program.		103
	10.20	Power of Attorney for Quebec Purposes.		103

11.	MISCELLANEOUS			104
	11.1	Modifications, Amendments or Waivers.		104
		11.1.1.	Increase of Commitment; Extension of Expiration Date.	104
		11.1.2.	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.	104
		11.1.3.	Release of Collateral or Guarantor.	105
		11.1.4.	Miscellaneous.	105
	11.2	No Implied Waivers; Cumulative Remedies; Writing Required.		105
	11.3	Reimbursement and Indemnification of Lenders by the Borrower; Taxes.		106
	11.4	Holidays.		107
	11.5	Funding by Branch, Subsidiary or Affiliate.		107
		11.5.1.	Notional Funding.	107
		11.5.2.	Actual Funding.	107
	11.6	Notices.		108
	11.7	Severability.		108
	11.8	Governing Law.		109
	11.9	Prior Understanding.		109
	11.10	Duration; Survival.		109
	11.11	Successors and Assigns.		109
	11.12	Confidentiality.		111
		11.12.1.	General.	111
		11.12.2.	Sharing Information With Affiliates of the Lenders.	111
	11.13	Counterparts.		112
	11.14	Agents’ or Lender’s Consent.		112

11.15	Exceptions.		112
11.16	CONSENT TO FORUM; WAIVER OF JURY TRIAL.		112
11.17	Certifications from Lenders and Participants.		113
	11.17.1.	Tax Withholding Clause.	113
	11.17.2.	USA Patriot Act.	113
11.18	Joinder of Guarantors.		114

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)	-	PERMITTED LIENS
SCHEDULE 2.10	-	LETTERS OF CREDIT
SCHEDULE 6.1.1	-	QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2	-	CAPITALIZATION
SCHEDULE 6.1.3	-	SUBSIDIARIES
SCHEDULE 6.1.7	-	LITIGATION
SCHEDULE 6.1.8	-	OWNED AND LEASED REAL PROPERTY
SCHEDULE 6.1.13	-	CONSENTS AND APPROVALS
SCHEDULE 6.1.15	-	PATENTS, TRADEMARKS, COPYRIGHTS, LICENSES, ETC.
SCHEDULE 6.1.18	-	PARTNERSHIP AGREEMENTS; LLC AGREEMENTS
SCHEDULE 6.1.19	-	INSURANCE POLICIES
SCHEDULE 6.1.21	-	MATERIAL CONTRACTS
SCHEDULE 6.1.23	-	EMPLOYEE BENEFIT PLAN DISCLOSURES
SCHEDULE 6.1.25	-	ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1	-	PERMITTED INDEBTEDNESS
SCHEDULE 8.2.3	-	GUARANTIES
SCHEDULE 8.2.4	-	PERMITTED LOANS AND INVESTMENTS
SCHEDULE 8.2.9	-	PERMITTED PARTNERSHIPS, LLCs, JOINT VENTURES
SCHEDULE 8.2.10	-	BUSINESS DESCRIPTIONS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(D)(1)	-	DEBENTURE PLEDGE AGREEMENT
EXHIBIT 1.1(D)(2)	-	DEED OF HYPOTHEC
EXHIBIT 1.1(D)(3)	-	DEMAND DEBENTURE
EXHIBIT 1.1(G)(1)	-	GUARANTY AGREEMENT
EXHIBIT 1.1(G)(2)	-	GUARANTOR JOINDER
EXHIBIT 1.1(I)	-	INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(N)(1)	-	REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)	-	SWING LOAN NOTE
EXHIBIT 1.1(P)(1)	-	PATENT, TRADEMARK AND COPYRIGHT SECURITY AGREEMENT
EXHIBIT 1.1(P)(2)	-	PLEDGE AGREEMENT
EXHIBIT 1.1(S)	-	SECURITY AGREEMENT
EXHIBIT 2.5.1	-	LOAN REQUEST
EXHIBIT 2.5.2	-	SWING LOAN REQUEST
EXHIBIT 7.1.4	-	OPINION OF COUNSEL

EXHIBIT 7.1.16	-	LANDLORD’S WAIVER
EXHIBIT 8.2.6	-	ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT is dated as of October 31, 2008 and is made by and among KOPPERS INC., a Pennsylvania corporation (the “Borrower”), each of the GUARANTORS (as hereinafter defined), the LENDERS (as hereinafter defined), PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”), and BANK OF AMERICA, N.A., as Documentation Agent, and CITIZENS BANK OF PENNSYLVANIA, FIRST COMMONWEALTH BANK and WELLS FARGO BANK, N.A. , as Syndication Agents.

WITNESSETH:

WHEREAS, the Borrower, the Administrative Agent, the Guarantors and certain of the Lenders are party to that certain Amended and Restated Credit Agreement dated as of August 15, 2005, as amended, (the “Existing Credit Agreement”) pursuant to which the lenders party thereto extended to the Borrower a $125,000,000 revolving credit facility and a $59,000,000 term loan.

WHEREAS, the Borrower has requested the Lenders to amend and restate the Existing Credit Agreement and, in connection therewith, provide (i) a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $300,000,000; and

WHEREAS, the revolving credit facilities shall be used (i) to refinance the loans under the Existing Credit Agreement, (ii) to finance the repurchase of the 2003 Senior Notes of the Borrower, (iii) to provide working capital to the Borrower, (iv) to provide funding for acquisitions and capital expenditures of the Borrower, and (v) for general corporate purposes of the Borrower, including transaction costs and expenses; and

WHEREAS, the Lenders are willing to provide such credit facilities upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, covenant and agree as follows:

1. CERTAIN DEFINITIONS

1.1 Certain Definitions.

In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Account shall mean any account, contract right, general intangible, chattel paper, instrument or document representing any right to payment for goods sold or services rendered, whether or not earned by performance and whether or not evidenced by a contract, instrument or document, which is now owned or hereafter acquired by the Borrower or any other Loan Party. All Accounts of the Loan Parties shall be subject to the Administrative Agent’s Prior Security Interest for the benefit of the Lenders and their respective Affiliates.

Account Debtor shall mean any Person who is or who may become obligated to the Borrower or to any other Loan Party, with respect to, or on account of, an Account.

Acquisition Compliance Certificate shall have the meaning given to such term in Section 8.2.6(4)(vi) hereof.

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.

Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 5% or more of any class of the voting or other equity interests of such Person, or (iii) 5% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

Agents shall mean, collectively, the Administrative Agent, the Documentation Agent and the Syndication Agents.

Agent’s Letter shall have the meaning given to such term in Section 10.15 hereof.

Agreement shall mean this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, including all schedules and exhibits.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Letter of Credit Fee shall mean the percentage rate per annum at the indicated level of Leverage Ratio in the pricing grid on Schedule 1.1(A) below the heading “Letter of Credit Fee.” The Applicable Letter of Credit Fee shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

Applicable Margin shall mean, as applicable:

(A) with respect to the Revolving Credit Loans for which the Base Rate Option applies, the percentage spread to be added to the Base Rate at the indicated level of the Leverage Ratio in the pricing grid on Schedule 1.1 (A) below the heading “Base Rate Spread,” or

(B) with respect to (i) the Revolving Credit Loans to which the Euro-Rate Option applies, the percentage spread to be added to the Euro-Rate at the indicated level of the Leverage Ratio in the pricing grid on Schedule 1.1(A) below the heading “Euro-Rate Spread.”

The Applicable Margin shall be computed in accordance with the parameters set forth on Schedule 1.1(A).

As-Offered Rate shall mean an interest rate per annum (computed on the basis of a year of 360 days and actual days elapsed) applicable to the Swing Loans offered by the Administrative Agent with respect to the Swing Loans, as determined in its sole discretion.

Assignment and Assumption Agreement shall mean an Assignment and Assumption Agreement by and among a Purchasing Lender, a Transferor Lender, the Administrative Agent, substantially in the form of Exhibit 1.1(A).

Australian Dollars shall mean lawful money of Australia.

Authorized Officer shall mean those individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Base Rate shall mean the greater of (i) the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest rate then being charged commercial borrowers by the Administrative Agent, or (ii) the Federal Funds Open Rate plus  1/2% per annum; provided however, in the event that the foregoing determination would result in an interest rate which is less than the Euro-Rate for a one Month Interest Period plus 150 basis points, then the Base Rate shall be equal to the Euro-Rate for a one Month Interest Period plus 150 basis points.

Base Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(i).

Beazer Acquisition Agreement shall mean the Asset Purchase Agreement dated as of December 28, 1988, as amended as of July 15, 2004, by and between the Borrower and Beazer East.

Beazer Acquisition Agreement Guarantee shall mean the Guarantee of Beazer Limited of all of Beazer East’s liabilities and obligations under Article VII of the Beazer Acquisition Agreement.

Beazer East shall mean Beazer East, Inc., a Delaware corporation.

Beazer Limited shall mean Beazer Limited, an English corporation.

Benefit Arrangement shall mean at any time an “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any member of the ERISA Group.

Borrower shall mean Koppers Inc., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows: (i) any Revolving Credit Loans to which a Euro-Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Revolving Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day means (i) as it relates to any payment, determination, funding or notice to be made or given in connection with any Revolving Credit Loan, or otherwise to be made or given to or from Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in Pittsburgh, Pennsylvania are authorized or required by law to close; provided, however, that when used in connection with Loan for which the Euro-Rate Option applies, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

Cash Equivalents shall mean, at any time, (i) Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (ii) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000, (iii) commercial paper with a maturity of 270 days or less issued by a corporation (except an Affiliate of the Borrower) organized under the laws of any state of the United States or the District of Columbia or of the Commonwealth of Australia or any state thereof or of England and rated at least A-1 by Standard & Poor’s or at least P-1 by Moody’s, (iv) repurchase agreements with institutions described in clause (ii) with respect to investments described in clause (i), and (v) money market mutual funds or cash management trusts rated in the highest rating by Standard & Poor’s or Moody’s (and not rated other than in the highest rating by Standard & Poor’s or Moody’s) or investing solely in investments described in clauses (i) through (iv) above.

Change of Control shall have the meaning set forth in Section 9.1.13.

Closing Date shall mean the Business Day on which the first Loan shall be made, which shall be October 31, 2008.

Collateral shall mean the Pledged Collateral, the UCC Collateral, and the Intellectual Property Collateral.

Collateral Agent shall have the meaning given to such term in Section 9.2.5.2 hereof.

Collateral Documents shall have the meaning given to such term in Section 9.2.5.2 hereof.

Commercial Letter of Credit shall mean any letter of credit which is a commercial letter of credit issued in respect of the purchase of goods or services by one or more of the Loan Parties in the ordinary course of their business.

Commitment shall mean as to any Lender its Revolving Credit Commitment, and, in the case of the Administrative Agent, its Swing Loan Commitment and Commitments shall mean the aggregate of the Revolving Credit Commitments and Swing Loan Commitment of all of the Lenders.

Commitment Fees shall mean the fees payable to the Lenders in accordance with Section 2.3.

Compliance Certificate shall have the meaning assigned to such term in Section 8.3.3.

Complying Lender shall mean any Lender which is not a Non-Complying Lender.

Computation Date shall have the meaning assigned to such term in Section 2.11.

Consideration shall mean with respect to any Permitted Acquisition, the aggregate of (i) the cash paid by the Borrower or any of its respective Subsidiaries, directly or indirectly, to the seller in connection therewith, (ii) the Indebtedness incurred or assumed by Borrower or any of its Subsidiaries, whether in favor of the seller or otherwise and whether fixed or contingent, (iii) any Guaranty given or incurred by the Borrower or any of its respective Subsidiaries in connection therewith, and (iv) any other consideration given or obligation incurred by the Borrower or any of its respective Subsidiaries in connection therewith.

Consolidated EBITDA for any period of determination shall mean (i) the sum of (a) net income, (b) depreciation, (c) depletion, (d) amortization, (e) other non-recurring, non-cash charges to net income, (f) losses on the sale of assets outside the ordinary course of business, (g) interest expense, (h) income tax expense, (i) cash dividends received from Affiliates to the extent not included in determining Consolidated Net Income, (j) equity losses of Affiliates (other than Consolidated Subsidiaries) to the extent included in determining Consolidated Net

Income for such period, and (k) non-recurring cash and non-cash charges to net income in an aggregate cumulative amount not greater than $10,000,000 related to discontinuation or sale of business operations of the Borrower and its Subsidiaries as such charges are incurred, minus (ii) the sum of non-recurring, non-cash credits to net income, gains on the sale of assets outside the ordinary course of business, and equity earnings of Affiliates (other than Consolidated Subsidiaries) to the extent included in determining Consolidated Net Income for such period, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of determining Consolidated EBITDA, items related to Koppers China and Koppers Mauritius shall be excluded, except that cash dividends paid by Koppers China and Koppers Mauritius to a wholly-owned Subsidiary of the Borrower (other than Koppers China, Koppers Mauritius or any of their respective Subsidiaries) shall be included in Consolidated EBITDA, but only to the extent that such dividends paid by Koppers China and Koppers Mauritius exceed the loans, advances and investments made by the Loan Parties in or to Koppers China, Koppers Mauritius and their respective Subsidiaries during the period of measurement. For purposes of this definition, with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDA as reported in the maximum Leverage Ratio shall be calculated on a pro forma basis, using (i) historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period or (ii) financial effects that are reasonably identifiable and factually supportable, as projected by the Borrower in good faith, and agreed to by the Administrative Agent, and set forth in a certificate delivered by a Responsible Officer of the Borrower to the Administrative Agent (which certificate shall also set forth in reasonable detail the calculation of such financial effects). Additionally, for purposes of this definition, with respect to a business or assets disposed of by the Loan Parties pursuant to Section 8.2.7 hereof, Consolidated EBITDA as reported in the maximum Leverage Ratio shall be calculated as if such disposition had been consummated at the beginning of such period.

Consolidated Net Income for any period of determination shall mean the consolidated net income (or loss) after taxes of the Borrower and its Consolidated Subsidiaries determined and consolidated in accordance with GAAP.

Consolidated Net Tangible Assets shall mean, at any time, the total assets of the Borrower and its Subsidiaries, less all Intangible Assets, as set forth on the consolidated balance sheet of the Borrower as of the end of the most recently concluded fiscal quarter of the Borrower (but excluding the assets and Intangible Assets of Koppers China, Koppers Mauritius and their respective Subsidiaries).

Consolidated Subsidiaries of the Borrower shall mean those Subsidiaries whose accounts are or should be consolidated with those of the Borrower at such time (but excluding the accounts of Koppers China, Koppers Mauritius and their respective Subsidiaries).

Contamination shall mean the presence or release or threat of release of Regulated Substances in, on, under or migrating to or from the Property, which pursuant to Environmental Laws requires notification or reporting to an Official Body, or which pursuant to Environmental Laws requires the performance of a Remedial Action or which otherwise constitutes a violation of Environmental Laws.

Controller shall have the meaning given to such term in the definition of the term “Insolvency Event”.

Corporations Act shall mean the Corporations Act 2001 (Cth).

Currency Agreement shall mean any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, among the Borrower or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, designed to protect the Borrower or any of its Subsidiaries against fluctuations in currency values.

Debenture Pledge Agreement shall mean the Debenture Pledge Agreement, substantially in the form of Exhibit 1.1(D)(1), executed and delivered by the Borrower in favor of the Administrative Agent for its own benefit and on behalf and for the benefit of the Lenders, together with all amendments, extensions, renewals or replacements thereof or thereto.

Deed of Hypothec shall mean the Deed of Hypothec, substantially in the form of Exhibit 1.1(D)(2), executed by the Borrower in favor of the Administrative Agent for its own benefit and on behalf and for the benefit of the Lenders, together with all amendments, extensions, renewals or replacements thereof or thereto.

Demand Debenture shall mean the Demand Debenture, substantially in the form of Exhibit 1.1(D)(3), issued by the Borrower in favor of the Administrative Agent for its own benefit and on behalf and for the benefit of the Lenders, together with all amendments, extensions, renewals or replacements thereof or thereto.

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Dollar Equivalent shall mean, with respect to any amount of any currency, the Equivalent Amount of such currency expressed in Dollars.

Drawing Date shall have the meaning assigned to that term in Section 2.10.3.2.

Environmental Complaint shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Environmental Law, Environmental Permit, Contamination or Regulated Substance; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for personal injury (including but not limited to death), property damage, natural resource damage, contribution or indemnity for the costs associated with the performance of Remedial Actions, direct recovery for the costs associated with the performance of Remedial

Actions, liens or encumbrances attached to or recorded or levied against property for the costs associated with the performance of Remedial Actions, civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Environmental Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Environmental Laws.

Environmental Laws shall mean all federal, territorial, tribal, state, local and foreign Laws (including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § § 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. § § 300f-300j, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § § 136 to 136y, each as amended, and any regulations promulgated thereunder or any equivalent state or local Law, each as amended, and any regulations promulgated thereunder) and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to Regulated Substances (iii) protection of the environment and/or natural resources; (iv) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, sale, transport, storage, collection, distribution, disposal or release or threat of release of Regulated Substances; (v) the presence of Contamination; (vi) the protection of endangered or threatened species; and (vii) the protection of Environmentally Sensitive Areas.

Environmental Permits shall mean all permits, licenses, bonds or other forms of financial assurances, consents, registrations, identification numbers, approvals or authorizations required under Environmental Laws (i) to own, occupy or maintain the Property; (ii) for the operations and business activities of the Loan Parties or any Subsidiaries of any Loan Party; or (iii) for the performance of a Remedial Action.

Environmental Records shall mean all notices, reports, records, plans, applications, forms or other filings relating or pertaining to the Property, Contamination, the performance of a Remedial Action and the operations and business activities of the Loan Parties or any Subsidiaries of any Loan Party which pursuant to Environmental Laws, Required Environmental Permits or at the request or direction of an Official Body either must be submitted to an Official Body or which otherwise must be maintained.

Environmentally Sensitive Area shall mean (i) any wetland as defined by applicable Environmental Laws; (ii) any area designated as a coastal zone pursuant to applicable Laws, including Environmental Laws; (iii) any area of historic or archeological significance or scenic area as defined or designated by applicable Laws, including Environmental Laws; (iv) habitats of endangered species or threatened species as designated by applicable Laws, including Environmental Laws; (v) wilderness or refuge areas as defined or designated by applicable Laws, including Environmental Laws; or (v) a floodplain or other flood hazard area as defined pursuant to any applicable Laws.

Equivalent Amount shall mean, at any time, as determined by the Administrative Agent (which determination shall be conclusive absent manifest error), with respect to an amount of any currency (the “Reference Currency”) which is to be computed as an equivalent amount of another currency (the “Equivalent Currency”): (i) if the Reference Currency and the Equivalent Currency are the same, the amount of such Reference Currency, or (ii) if the Reference Currency and the Equivalent Currency are not the same, the amount of such Equivalent Currency converted from such Reference Currency at the Administrative Agent’s spot selling rate (based on the market rates then prevailing and available to the Administrative Agent) for the sale of such Equivalent Currency for such Reference Currency at a time determined by the Administrative Agent on the second Business Day immediately preceding the event for which such calculation is made.

Equivalent Currency shall have the meaning assigned to such term in the definition of Equivalent Amount.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

ERISA Group shall mean, at any time, the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

Euro-Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the Euro-Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the British Bankers’ Association as set forth on Moneyline Telerate (or appropriate successor or, if the British Bankers’ Association or its successor ceases to provide such quotes, a comparable replacement determined by the Administrative Agent) display page 3750 (or such other display page on the Moneyline Telerate service as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Euro-Rate =	Average of London interbank offered rates quoted by BBA or appropriate successor as shown on Moneyline Telerate Service display page 3750
1.00 - Euro-Rate Reserve Percentage

The Euro-Rate shall be adjusted with respect to any Loan to which the Euro-Rate Option applies that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the applicable Borrower of the Euro-Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

Euro-Rate Option shall mean the option of the Borrower to have Revolving Credit Loans bear interest at the rate and under the terms and conditions set forth in Section 4.1.1(ii).

Euro-Rate Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Event of Default shall mean any of the events described in Section 9.1 and referred to therein as an “Event of Default.”

Existing Lender shall have the meaning given to such term in Section 11.11 hereof.

Existing Credit Agreement shall mean that certain Amended and Restated Credit Agreement dated as of August 15, 2005, as amended, pursuant to which the lenders party thereto extended to the Borrower a $125,000,000 revolving credit facility and a $59,000,000 term loan.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, October 31, 2012.

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest  1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the daily federal funds open rate as determined pursuant to this sentence on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Financial Projections shall have the meaning assigned to that term in Section 6.1.9(ii).

Fixed and Floating Charge (Australia) shall mean each Fixed and Floating Charge granted by a Guarantor which is registered in Australia to the Administrative Agent for benefit of the Lenders.

Fixed Charge Coverage Ratio shall mean the ratio of (i) Consolidated EBITDA minus capital expenditures of the Borrower and its Subsidiaries minus cash taxes of the Borrower and its Subsidiaries, to (ii) Fixed Charges.

Fixed Charges shall mean for any period of determination the sum of interest expense, contractual principal installments on Indebtedness, contractual principal payments on capitalized leases, and dividends and distributions made by the Borrower, in each case of the Borrower and its Subsidiaries for such period determined and consolidated in accordance with GAAP; provided however, that dividends and distributions made by the Borrower to KI Holdings which are used to redeem the 2004 Senior Notes or to repurchase outstanding capital stock of KI Holdings, to the extent permitted under Section 8.2.5, shall be excluded from the calculation of Fixed Charges.

Foreign Holding Company Reorganization shall mean the transfer of the ownership interests in Koppers Australia and Koppers Europe to Koppers Luxembourg or a Subsidiary of Koppers Luxembourg organized under the laws of Luxembourg.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3, and applied on a consistent basis both as to classification of items and amounts.

Governmental Acts shall have the meaning assigned to that term in Section 2.10.8.

Guarantors shall mean each of the parties which executes and delivers a Guaranty Agreement, and each other Person which joins this Agreement as a Guarantor after the date hereof pursuant to Section 11.18.

Guarantor Joinder shall mean a joinder by a Person as a Guarantor under this Agreement, any Guaranty Agreement and the other Loan Documents in the form of Exhibit 1.1(G)(2).

Guaranties and Guaranty shall mean any obligation of a Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

Guaranty Agreement shall mean the Continuing Agreement of Guaranty and Suretyship in substantially the form of Exhibit 1.1(G)(1) executed and delivered by the Guarantors to the Administrative Agent for the benefit of the Lenders.

Hedge Liabilities shall have the meaning given to such term in the definition of the term “Lender-Provided Interest Rate Hedge”.

Historical Statements shall have the meaning assigned to that term in Section 6.1.9(i).

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

Indebtedness for Borrowed Money shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) the unreimbursed amount of all drafts drawn under letters of credit issued for the account of such Person and the undrawn stated amount of all letters of credit issued for the account of such Person, or (iv) obligations with respect to capitalized leases.

Ineligible Security shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

Insolvency Event shall mean in respect of a Person:

(a) an order being made, or the person passing a resolution, for its winding up or bankruptcy, or

(b) an application being made by such Person or its representatives to a court for an order for its winding up or bankruptcy, or an application being made by a third party to a court for an order for its winding up or bankruptcy unless the application is withdrawn or dismissed within 30 days, or

(c) an administrator being appointed to the Person, or

(d)(i) the Person resolving to appoint a receiver and manager or analogous Person (“Controller”) to the Person or any of the Person’s property, or (ii) an application being made by such Person to a court for an order to appoint a Controller, provisional liquidator, trustee for creditors or in bankruptcy or analogous Person to the Person or any of the Person’s property, or an application being made by a third party to a court for an order to appoint a Controller, provisional liquidator, trustee for creditors or in bankruptcy or analogous Person to the Person or any of the Person’s property unless the application is withdrawn or dismissed within 30 days, or (iii) an appointment of the kind referred to in subparagraph (ii) being made (whether or not following a resolution or application), or

(e) the Person being taken under Section 459F(1) of the Corporations Act to have failed to comply with a statutory demand, or

(f) the Person (i) suspending payment of its debts, ceasing (or threatening to cease) to carry on all or a material part of its business, stating that it is unable to pay its debts or being or becoming otherwise insolvent, or (ii) being taken by applicable law to be (or if a court would be entitled or required to presume that the Person is) unable to pay its debts or otherwise insolvent, or

(g) the Person taking any step toward entering into a compromise or arrangement with, or assignment for the benefit of, any of its members or creditors, unless this takes place as part of a solvent reconstruction, amalgamation, merger or consolidation that is in accordance with this Agreement.

Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, reorganization or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors; undertaken under any Law or (c) an Insolvency Event in the case of a corporation registered in Australia.

Intangible Assets shall mean, at any date, the amount (if any) stated under the heading “Goodwill and Other Intangible assets, net” or under any other heading relating to intangible assets separately listed, in each case, on the face of a balance sheet of the Borrower and its Subsidiaries organized under the laws of the United States or any state thereof, prepared on a consolidated basis as of such date.

Intellectual Property Collateral shall mean all of the property described in the Patent, Trademark and Copyright Security Agreement.

Intercompany Subordination Agreement shall mean an Intercompany Subordination Agreement among the Loan Parties in the form attached hereto as Exhibit 1.1(I).

Intercreditor Agreement shall mean the Intercreditor Agreement dated as of October 15, 2003, by and among the Administrative Agent, the 2003 Trustee, the Borrower and the Subsidiary Guarantors , as the same may be amended, restated, supplemented or otherwise modified in accordance with this Agreement.

Interest Coverage Ratio shall mean the ratio of (i) Consolidated EBITDA of the Borrower and its Subsidiaries organized under the laws of the United States or any state thereof, to (ii) interest expense of the Borrower and its Subsidiaries organized under the laws of the United States or any state thereof, the foregoing determined and consolidated in accordance with GAAP, but in each instance excluding all items with respect to Subsidiaries which are organized pursuant to the laws other than those of the United States or any state thereof.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Revolving Credit Loans bear interest under the Euro-Rate Option. Subject to the last sentence of this definition, such period shall be one, two, three or six Months. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the Euro-Rate Option if the Borrower is renewing or converting to the Euro-Rate Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) no Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by the Loan Parties or their Subsidiaries in order to provide protection to, or minimize the impact upon, the Borrower, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

Interest Rate Option shall mean the Base Rate Option or the Euro-Rate Option.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Inventory shall mean any and all goods, merchandise and other personal property, including, without limitation, goods in transit, wheresoever located and whether now owned or hereafter acquired by any Loan Party which are or may at any time be held as raw materials, finished goods, work-in-process, supplies or materials used or consumed in such Loan Party’s business or held for sale or lease, including, without limitation, (a) all such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by a Loan Party, and (b) all packing, shipping and advertising materials relating to all or any such property. All Inventory of the Loan Parties shall be subject to the Administrative Agent’s Prior Security Interest for the benefit of the Lenders and their respective Affiliates.

Issuing Bank shall mean individually and Issuing Banks shall mean collectively the Administrative Agent and any other Lender designated by the Administrative Agent as an Issuing Bank pursuant to Section 2.10 hereof, in their capacities as issuers of Letters of Credit.

IRH Provider shall have the meaning given to such term in Section 9.2.5.2 hereof.

KI Holdings shall mean Koppers Holdings Inc., a Pennsylvania corporation.

Koppers Assurance shall mean Koppers Assurance, Inc., a South Carolina corporation and successor by merger to KHC Assurance, Inc., a Vermont corporation.

Koppers Australia shall mean Koppers Australia Holding Company Pty Ltd., a company organized under the laws of Victoria, Australia.

Koppers China shall mean Koppers (Beijing) Chemical Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China.

Koppers Europe shall mean Koppers Europe ApS, a company organized under the laws of Denmark.

Koppers Luxembourg shall mean Koppers Luxembourg Sarl, a company organized under the laws of Luxembourg.

Koppers Mauritius shall mean Koppers Mauritius, a company organized under the laws of the Republic of Mauritius.

Labor Contracts shall mean all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party or Subsidiary of a Loan Party and its employees.

Landlord’s Waiver shall mean a Landlord’s Waiver in substantially the form attached hereto as Exhibit 7.1.16 executed by the applicable Loan Parties and the lessor of certain of the leased locations of Collateral in favor of the Administrative Agent.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement agreement with any Official Body.

Lenders shall mean collectively and Lender shall mean separately financial institutions named on Schedule 1.1(B) as Lenders and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

Lender-Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which the Administrative Agent confirms meets the following requirements: such Interest Rate Hedge (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities of the Loan Parties to the provider of any Lender-Provided Interest Rate Hedge (the “Hedge Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty Agreement and secured obligations under the Pledge Agreement and Security Agreements and otherwise treated as Obligations for purposes of each of the other Loan Documents. The Liens securing the Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.

Lender-Provided Treasury Arrangement shall mean any obligation or liability of the Borrower or any of its Subsidiaries to the Administrative Agent or any of the Lenders or their Affiliates, and in the case of credit arrangement extended to the Borrower’s Subsidiaries organized under the laws of Australia or any territory or state thereof, any Australian correspondent bank for a Lender, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with treasury management services, depository services, overdraft protection arrangement, and cash management services, including, without limitation all arrangements with the Administrative Agent, or any Lender or its Affiliates to provide company paid credit cards that permit employees to make purchases on behalf of any Loan Party, including all fees and expenses of the Loan Parties payable to the Administrative Agent, any Lender or its Affiliates related to any of the foregoing. The liabilities of the Loan Parties and any Subsidiary of the Loan Parties to the provider of any Lender-Provided Treasury Arrangement (the “Treasury Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty Agreement and secured obligations under the Pledge Agreement and Security Agreements and otherwise treated as Obligations for purposes of each of the other Loan Documents. The Liens securing the Treasury Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents.

Letters of Credit shall have the meaning given to such term in Section 2.10.1.

Letter of Credit Borrowing shall have the meaning assigned to such term in Section 2.10.3.4.

Letters of Credit Fees shall have the meaning given to such term in Section 2.10.2.

Letters of Credit Outstanding shall mean at any time the sum of (i) the aggregate undrawn face amount of outstanding Letters of Credit and (ii) the aggregate amount of all unpaid and outstanding Reimbursement Obligations and Letter of Credit Borrowings related to the Letters of Credit.

Leverage Ratio shall mean, as of any date of determination, the ratio of (i) an amount equal to (a) Total Debt less (b) cash and Cash Equivalents of the Borrower and its Consolidated Subsidiaries in excess of $5,000,000 on such date, to (ii) Consolidated EBITDA for the four fiscal quarters ending on such date.

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, hypothec, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

LLC Interests shall have the meaning given to such term in Section 6.1.3.

Loan Documents shall mean this Agreement, the Guaranty Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Notes, the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreements, the Security Trust Deed, the Quebec Security, agreements related to Lender-Provided Interest Rate Hedges and Lender-Provided Treasury Arrangements, fee letters between the Borrower and the Administrative Agent and any other instruments, certificates or documents delivered or contemplated to be delivered hereunder or thereunder or in connection herewith or therewith, as the same may be supplemented or amended from time to time in accordance herewith or therewith, and Loan Document shall mean any of the Loan Documents.

Loan Parties shall mean the Borrower and the Guarantors.

Loan Request shall have the meaning given to such term in Section 2.5.1.

Loans shall mean collectively and Loan shall mean separately the Revolving Credit Loans and the Swing Loans, or any Revolving Credit Loan or Swing Loan.

Material Adverse Change shall mean any set of circumstances or events which (a) has a material adverse effect upon the validity or enforceability of this Agreement or any other Loan Document, (b) is material and adverse to the business, properties, assets, financial condition, or results of operations of the Loan Parties taken as a whole, (c) impairs materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform its Indebtedness, or (d) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the Euro-Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period. If any Euro-Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investors Service, Inc. and its successors.

Multiemployer Plan shall mean any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which the Borrower or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.

Multiple Employer Plan shall mean a Plan which has two or more contributing sponsors (including the Borrower or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

Non-Complying Lender shall mean any Lender which has failed to fund any Loan which it is required to fund, or pay any other amount which it is required to pay to the Administrative Agent or any other Lender, within one day of the due date therefor.

Notes shall mean the Revolving Credit Notes and the Swing Loan Note.

Notices shall have the meaning assigned to that term in Section 11.6.

Obligations shall mean (i) any and all obligations, liabilities, and indebtedness from time to time of the Borrower, any Guarantor or any other Subsidiary of the Borrower to the Administrative Agent, any of the Lenders or any Affiliate or Australian correspondent bank of any Agent or any Lender under or in connection with this Agreement or any other Loan Document, whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganizations, or similar proceeding with respect to the Borrower, any Guarantor or any other Subsidiary of the Borrower or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all Obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to an extension of credit is not satisfied); (ii) all Reimbursement Obligations of each Loan Party and any other Subsidiary of the Borrower with respect to any one or more Letters of Credit issued by any Issuing Bank; (iii) all indebtedness, loans, obligations, expenses and liabilities of each Loan Party or any other Subsidiary of the Borrower to the Agents or any of the Lenders, or any of their respective Affiliates or any Australian correspondent bank, arising out of any Lender-Provided Interest Rate Hedge or Lender-Provided Treasury Arrangement provided by the Administrative Agent, any of the Lenders or such Affiliates or any Australian correspondent bank pursuant to this Agreement; (iv) any sums advanced by or owing to the Administrative Agent or any of the Lenders for any reason relating to this Agreement, any other Loan Document, or any collateral relating thereto, including for indemnification, for maintenance, preservation, protection or enforcement of, or realization upon, the Collateral or other collateral security or any one or more guaranties, and for enforcement, collection, or preservation of the rights of the Administrative Agent and the Lenders, and regardless whether before or after default or the entry of any judgment; (v) any obligation or liability of any Loan Party or any other Subsidiary of the Borrower arising out of overdrafts on deposits or other accounts or out of electronic funds (whether by wire transfer or through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of any Agent or any Lender to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of any Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements, and (vi) any amendments, extensions, renewals and increases of or to any of the foregoing

Official Body shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, board, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

Optional Currency shall mean Australian Dollars and such other currency as may be acceptable to an Issuing Bank and the Administrative Agent for issuance of Letters of Credit in accordance with Section 2.10.1.

Original Currency shall have the meaning assigned to such term in Section 5.8.1.

Other Currency shall have the meaning assigned to such term in Section 5.8.1.

Participation Advance shall mean, with respect to any Lender, such Lender’s payment in respect of its participation in a Letter of Credit Borrowing according to its Ratable Share pursuant to Section 2.10.3.

Partnership Interests shall have the meaning given to such term in Section 6.1.3.

Patent, Trademark and Copyright Security Agreement shall mean the Patent, Trademark and Copyright Security Agreement in substantially the form of Exhibit 1.1(P)(1) executed and delivered by certain of the Borrower and the Guarantors to the Administrative Agent for the benefit of the Lenders.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisitions shall have the meaning assigned to such term in Section 8.2.6(4) hereof.

Permitted Investments shall mean:

(i) direct obligations of the United States of America, the Commonwealth of Australia, a State of the Commonwealth of Australia, or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America or the Commonwealth of Australia or a State of the Commonwealth of Australia maturing in twelve (12) months or less from the date of acquisition;

(ii) commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor’s or P-1 by Moody’s Investors Service, Inc. on the date of acquisition;

(iii) demand deposits, time deposits, term deposits, or certificates of deposit maturing within one year in commercial banks of the United States or Europe, or banks constituted under the legislation of a State of the Commonwealth of Australia whose obligations are given a short-term rating of A-1, or a long-term senior unsecured rating of A or the equivalent or better by Standard & Poor’s or given a short-term rating of P-1, or a long-term senior unsecured rating of A2 or the equivalent or better by Moody’s (and not rated other than the highest rating by Standard & Poor’s or Moody’s) on the date of acquisition; and

(iv) money market mutual funds or cash management trusts rated in the highest rating by Standard & Poor’s or Moody’s (and not rated other than the highest rating by Standard & Poor’s or Moody’s) or investing solely in investments described in clauses (i) through (iv) of the definition of Cash Equivalents.

Permitted Liens shall mean:

(i) Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii) Pledges or deposits made in the ordinary course of business to secure payment of workmen’s compensation, or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(iii) Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;

(iv) Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;

(v) Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, or minor irregularities in title thereto and other immaterial liens that do not secure the payment of money, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;

(vi) Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders securing the Obligations including liabilities under any Lender-Provided Interest Rate Hedge or Lender-Provided Treasury Arrangement;

(vii) Liens on property leased by any Loan Party or Subsidiary of a Loan Party under capital and operating leases securing obligations of such Loan Party or Subsidiary to the lessor under such leases;

(viii) Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), and any extension, replacement or renewal thereof, provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;

(ix) Purchase Money Security Interests and liens on tangible property (excluding inventory) acquired pursuant to Permitted Acquisitions to the extent permitted under Section 8.2.1(vii);

(x) The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not affect the Collateral or, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:

(1) Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

(2) Claims, Liens or encumbrances upon, and defects of title to, real or personal property other than the Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;

(3) Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or

(4) Liens resulting from final judgments or orders described in Section 9.1.6;

(xi) Liens on Inventory of Subsidiaries organized under Australian law arising from title retention arrangements with suppliers of such Subsidiaries, provided that such Liens do not encumber any other property;

(xii) Liens securing obligations in an aggregate amount not to exceed $5,000,000 at any one time outstanding; and

(xiii) Liens on Collateral in favor of the 2003 Trustee granted to secure the 2003 Senior Notes pursuant to the 2003 Senior Note Debt Documents, provided that all such Liens are subordinated to the Liens in favor of the Administrative Agent for the benefit of the Lenders pursuant to the Intercreditor Agreement.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.

Pledge Agreement shall mean the Pledge Agreement in substantially the form of Exhibit 1.1(P)(2) executed and delivered by the Borrower and certain of the Guarantors to the Administrative Agent for the benefit of the Lenders.

Pledged Collateral shall mean the property of the Loan Parties in which security interests are to be granted under the Pledge Agreement.

PNC Bank shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice, passage of time or a determination by the Administrative Agent or the Required Lenders, or any combination of the foregoing, would constitute an Event of Default.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest under the Uniform Commercial Code or a first registered charge under the Corporations Act (in the case of a Security Agreement governed by Australia law) or a first ranking hypothec under the applicable laws of the Province Quebec, Canada (in the case of the Deed of Hypothec and the Debenture Pledge Agreement) in the UCC Collateral and the Pledged Collateral which is subject only to (i) Liens for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute, (ii) Purchase Money Security Interests as permitted hereunder, (iii) Permitted Liens on tangible property (excluding inventory) acquired pursuant to Permitted Acquisitions, and (iv) other Permitted Liens to the extent given priority by statute, excluding Liens created by consensual security interests granted under the Uniform Commercial Code (assuming compliance, to the extent it is applicable, (i) with the requirements of laws of jurisdictions other than the United States, Canada or any state, province or subdivision thereof with respect to Collateral located in jurisdictions other than the United States or Canada, and (ii) with the requirements of the laws of the Republic of Mauritius with respect to the pledge of the shares of Koppers Mauritius).

Prohibited Transaction shall mean any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

Property shall mean all real property, both owned and leased, of any Loan Party or Subsidiary of a Loan Party.

Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property, which Liens do not encumber any other property.

Purchasing Lender shall mean a Lender which becomes a party to this Agreement by executing an Assignment and Assumption Agreement.

Purchasing Card Obligations shall mean obligations of the Borrower or any Subsidiary pursuant to any and all arrangements with one or more Lenders to provide company paid credit cards that permit employees to make purchases on behalf of the Borrower or such Subsidiary.

Quebec Security shall mean (i) the Deed of Hypothec, (ii) the Demand Debenture, and (iii) the Debenture Pledge Agreement.

Ratable Share shall mean the proportion that a Lender’s Commitment (excluding the Swing Loan Commitment) bears to the Commitments of all of the Lenders (excluding the Swing Loan Commitment).

Real Property shall mean the real estate owned by certain of the Loan Parties listed on Schedule 6.1.8 hereto.

Reference Currency shall have the meaning assigned to such term in the definition of Equivalent Amount.

Regulated Substances shall mean, without limitation, any substance, material or waste, regardless of its form or nature, defined under Environmental Laws as a “hazardous substance,” “pollutant,” “pollution,” “contaminant,” “hazardous or toxic substance,” “extremely hazardous substance,” “toxic chemical,” “toxic substance,” “toxic waste,” “hazardous waste,” “special handling waste,” “industrial waste,” “residual waste,” “solid waste,” “municipal waste,” “mixed waste,” “infectious waste,” “chemotherapeutic waste,” “medical waste,” “pesticide” or “regulated substance” or any other substance, material or waste, regardless of its form or nature, which is regulated, controlled or governed by Environmental Laws due to its radioactive, ignitable, corrosive, reactive, explosive, toxic, carcinogenic or infectious properties or nature or any other material, substance or waste, regardless of its form or nature, which otherwise is regulated, controlled or governed by Environmental Laws including without limitation, petroleum and petroleum products (including crude oil and any fractions thereof), natural gas, synthetic gas and any mixtures thereof, asbestos, urea formaldehyde, polychlorinated biphenlys, mercury, radon and radioactive materials.

Regulations shall have the meaning given to such term in Section 11.17 hereof.

Regulation U shall mean Regulation U, T, or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

Reimbursement Obligation shall have the meaning assigned to such term in Section 2.10.3.2.

Remedial Action shall mean any investigation, identification, preliminary assessment, characterization, delineation, feasibility study, cleanup, corrective action, removal, remediation, risk assessment, fate and transport analysis, in-situ treatment, containment, operation and maintenance or management in-place, control or abatement of or other response actions to Regulated Substances and any closure or post-closure measures associated therewith.

Reportable Event shall mean a reportable event described in Section 4043 of ERISA and regulations thereunder with respect to a Plan or Multiemployer Plan for which notice has not been waived by regulation of the PBGC.

Required Lenders shall mean

(i) if there are no Loans, Reimbursement Obligations or Letter of Credit Borrowings outstanding, Lenders whose Commitments (excluding the Swing Loan Commitments) aggregate more than 50% of the Commitments (excluding the Swing Loan Commitments) of all of the Complying Lenders, or

(ii) if there are Loans, Reimbursement Obligations, or Letter of Credit Borrowings outstanding, any group of Complying Lenders if the sum of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings of such Lenders then outstanding aggregates more than 50% of the total principal amount of all of the Loans (excluding the Swing Loans), Reimbursement Obligations and Letter of Credit Borrowings of the Complying Lenders then outstanding. Reimbursement Obligations and Letter of Credit Borrowings shall be deemed, for purposes of this definition, to be in favor of the Administrative Agent and not a participating Lender if such Lender has not made its Participation Advance in respect thereof and shall be deemed to be in favor of such Lender to the extent of its Participation Advance if it has made its Participation Advance in respect thereof.

Responsible Officer of a Loan Party shall mean the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Director of such Loan Party.

Restricted Payment shall mean with respect to any Person (i) the declaration or payment of any dividend or other distribution on account of any shares of such Person’s capital stock, (ii) any payment on account of the purchase, redemption, retirement or other acquisition of (a) any shares of such Person’s capital stock or (b) any option, warrant or other right to acquire shares of such Person’s capital stock, or (iii) any voluntary prepayment or defeasance, redemption, repurchase or other acquisition or retirement for value of any Indebtedness ranked subordinate in right of payment to the Obligations. Notwithstanding the foregoing, “Restricted Payment” shall not include (i) any dividend on shares of capital stock payable solely in shares of capital stock or in options, warrants or other rights to purchase capital stock; (ii) any dividend or other distribution or payment in respect of redemption of capital stock payable to the Borrower by any of its Subsidiaries or by a Subsidiary to another Subsidiary or the retirement of any shares of the Borrower held by any wholly-owned Subsidiary of the Borrower; (iii) the repurchase or other acquisition or retirement for value of any shares of the Borrower’s capital stock, or any option, warrant or other right to purchase shares of the Borrower’s capital stock with additional shares of, or out of the net proceeds of a substantial contemporaneous issuance of, capital stock; and (iv) the retirement of any shares of capital stock by conversion into, or by exchange for, additional shares of capital stock, or out of the net proceeds of the substantial contemporaneous issuance (other than to a Subsidiary of the Borrower) of other shares of capital stock.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” and thereafter on Schedule I to the most recent Assignment and Assumption Agreement, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans, or any Revolving Credit Loan, made by the Lenders to the Borrower.

Revolving Credit Notes shall mean collectively and Revolving Credit Note shall mean separately all the Revolving Credit Notes of the Borrower in the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Revolving Facility Usage shall mean at any time the sum of the Revolving Credit Loans outstanding, the Swing Loans outstanding and the Letters of Credit Outstanding.

Safety Complaints shall mean any (i) notice of non-compliance or violation, citation or order relating in any way to any Safety Law; (ii) civil, criminal, administrative or regulatory investigation instituted by an Official Body relating in any way to any Safety Law; (iii) administrative, regulatory or judicial action, suit, claim or proceeding instituted by any Person or Official Body or any written notice of liability or potential liability from any Person or Official Body, in either instance, setting forth allegations relating to or a cause of action for civil or administrative penalties, criminal fines or penalties, or declaratory or equitable relief arising under any Safety Laws; or (iv) subpoena, request for information or other written notice or demand of any type issued by an Official Body pursuant to any Safety Laws.

Safety Filings and Records shall mean all notices, reports, records, plans, applications, forms, logs, programs, manuals or other filings or documents relating or pertaining to compliance with Safety Laws, including, but not limited to, employee safety in the workplace, employee injuries or fatalities, employee training, or the protection of employees from exposure to Regulated Substances which pursuant to Safety Laws or at the direction or order of any Official Body the Loan Parties or any Subsidiaries of any Loan either must be submit to an Official Body or otherwise must maintain in their records.

Safety Laws shall mean the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended, and any regulations promulgated thereunder or any equivalent foreign, territorial, provincial state or local Law, each as amended, and any regulations promulgated thereunder or any other foreign, territorial, provincial, federal, state or local Law, each as amended, and any regulations promulgated thereunder, pertaining or relating to the protection of employees from exposure to Regulated Substances in the workplace (but excluding workers compensation and wage and hour laws).

Section 20 Subsidiary shall mean the Subsidiary of the bank holding company controlling any Lender, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

Security Agreements shall mean collectively, and Security Agreement shall mean separately, (i) the Security Agreement in substantially the form of Exhibit 1.1(S) executed and delivered by certain of the Loan Parties to the Administrative Agent for the benefit of the Lenders, (ii) any Fixed and Floating Charge (Australia), and (iii) the Debenture Pledge Agreement and the Deed of Hypothec.

Security Trust Deed shall mean the Security Trust Deed dated 11 May 2003 executed and delivered by Koppers Australia Pty Ltd. to the Administrative Agent for the benefit of the Lenders.

Shares shall have the meaning assigned to that term in Section 6.1.2.

Solvent shall mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standard & Poor’s shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Standby Letter of Credit shall mean a Letter of Credit issued to support obligations of one or more of the Loan Parties, contingent or otherwise, which finance the working capital and business needs of the Loan Parties incurred in the ordinary course of business, but excluding any Letter of Credit under which the stated amount of such Letter of Credit increases automatically over time.

Subsidiary of any Person at any time shall mean (i) any corporation or trust of which more than 50% (by number of shares or number of votes) of the outstanding capital stock or shares of beneficial interest normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, (ii) any partnership of which such Person is a general partner or of which more than 50% of the partnership interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries, (iii) any limited liability company of which such Person is a member or of which more than 50% of the limited liability company interests is at the time directly or indirectly owned by such Person or one or more of such Person’s Subsidiaries or (iv) any corporation, trust, partnership, limited liability company or other entity which is controlled or capable of being controlled by such Person or one or more of such Person’s

Subsidiaries; provided, that neither Koppers China nor Koppers Mauritius nor any of their respective subsidiaries shall be a “Subsidiary” for purposes of this Agreement or any other Loan Document.

Subsidiary Shares shall have the meaning assigned to that term in Section 6.1.3.

Swing Loan Commitment shall mean PNC Bank’s commitment to make Swing Loans to the Borrower pursuant to Section 2.1.2 hereof in an aggregate principal amount up to $10,000,000.

Swing Loan Notes shall mean collectively and Swing Loan Note shall mean separately all the Swing Loan Notes of the Borrower in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.

Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.5.2 hereof.

Swing Loans shall have the meaning given to such term in Section 2.1.2 hereof.

Total Debt shall mean, without duplication, total Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, determined and consolidated in accordance with GAAP (but excluding the Indebtedness for Borrowed Money of Koppers China, Koppers Mauritius and their respective subsidiaries).

Transferor Lender shall mean the selling Lender pursuant to an Assignment and Assumption Agreement.

“2003 Senior Note Debt shall mean the Indebtedness of the Borrower under the 2003 Senior Notes.

2003 Senior Note Debt Documents shall mean the 2003 Senior Note Indenture, the 2003 Senior Notes, and the Security Documents (as defined in the 2003 Senior Note Indenture).

2003 Senior Note Indenture shall mean the Indenture, dated as of October 15, 2003, between the Borrower, certain of the Guarantors and The Bank of New York Mellon, as trustee, relating to the 2003 Senior Notes, as the same may be amended, restated, supplemented or otherwise modified in accordance with this Agreement.

2003 Senior Notes shall mean the Borrower’s 9-7/8% Senior Secured Notes Due 2013, issued pursuant to the 2003 Senior Note Indenture (including the exchange notes issued under the 2003 Senior Note Indenture in a registered exchange offering for the original 2003 Senior Notes sold pursuant to Rule 144A and Regulation S promulgated under the Securities Exchange Act of 1934), as the same may be amended, restated, supplemented or otherwise modified in accordance with this Agreement.

2003 Trustee shall mean The Bank of New York Mellon, and its permitted successors and assigns under the 2003 Senior Note Indenture.

2004 Senior Note Indenture shall mean the Indenture, dated as of November 18, 2004, between KI Holdings and The Bank of New York Mellon, as trustee, relating to the 2004 Senior Notes, as in existence of the Closing Date.

2004 Senior Notes shall mean KI Holdings’ 9-7/8% Senior Discount Notes Due 2014, issued pursuant to the 2004 Senior Note Indenture, as the same may be amended, restated, supplemented or otherwise modified in accordance with this Agreement.

UCC Collateral shall mean the property of the Loan Parties in which security interests are to be granted under the Security Agreements and the Quebec Security.

Undrawn Availability shall mean, as of any date of determination, an amount equal to (a) the Revolving Credit Commitments, minus (b) the sum of (i) the Revolving Facility Usage plus (ii) all amounts due and owing to Borrower’s trade creditors which are outstanding beyond normal trade terms, plus (iii) fees and expenses then due from the Borrower hereunder which have not been paid or charged to the account of the Borrower.

Uniform Commercial Code shall have the meaning assigned to that term in Section 6.1.16.

Withholding Certificate shall have the meaning given to such term in Section 11.17 hereof.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

WWV shall mean World-Wide Ventures Corporation, a Delaware corporation.

1.2 Construction.

Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents:

1.2.1. Number; Inclusion.

references to the plural include the singular, the plural, the part and the whole; “or” has the inclusive meaning represented by the phrase “and/or,” and “including” has the meaning represented by the phrase “including without limitation”;

1.2.2. Determination.

references to “determination” of or by the Administrative Agent or the Lenders shall be deemed to include good-faith estimates by the Administrative Agent or the Lenders (in the case of quantitative determinations) and good-faith beliefs by the Administrative Agent or the Lenders (in the case of qualitative determinations) and such determination shall be conclusive absent, in the case of quantitative determinations, manifest error; provided, that with respect to qualitative determinations made hereunder, such determinations shall be conclusive to the extent that the Administrative Agent or the Lenders act in accordance with the other provisions of this Agreement applicable to such determinations (including any requirement to act reasonably with respect thereto);

1.2.3. Administrative Agent’s Discretion and Consent.

whenever the Administrative Agent or the Lenders are granted the right herein to act in its or their sole discretion or to grant or withhold consent such right shall be exercised in good faith;

1.2.4. Documents Taken as a Whole.

the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document;

1.2.5. Headings.

the section and other headings contained in this Agreement or such other Loan Document and the Table of Contents (if any), preceding this Agreement or such other Loan Document are for reference purposes only and shall not control or affect the construction of this Agreement or such other Loan Document or the interpretation thereof in any respect;

1.2.6. Implied References to this Agreement.

article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified;

1.2.7. Persons.

reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement or such other Loan Document, as the case may be, and reference to a Person in a particular capacity excludes such Person in any other capacity;

1.2.8. Modifications to Documents.

reference to any agreement (including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto), document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated;

1.2.9. From, To and Through.

relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; and

1.2.10. Shall; Will.

references to “shall” and “will” are intended to have the same meaning.

1.3 Accounting Principles.

Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Historical Statements referred to in Section 6.1.9 [Financial Statements]. In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 8.2 based upon the Borrower’s regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time.

2. REVOLVING CREDIT AND SWING LOAN FACILITIES

2.1 Revolving Credit Loans and Swing Loans.

2.1.1. Revolving Credit Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date provided that after giving effect to such Loan the aggregate amount of Revolving Credit Loans from such Lender shall not exceed such Lender’s Revolving Credit Commitment minus such

Lender’s (i) Ratable Share of the Letters of Credit Outstanding, and (ii) Ratable Share of the Swing Loans outstanding. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.1.

2.1.2. Swing Loans.

Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, PNC Bank may, at its option, cancelable at any time for any reason whatsoever, make overnight swing loans (the “Swing Loans”) to the Borrower at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of the Swing Loan Commitment, provided that the aggregate principal amount of PNC Bank’s Swing Loans and the Revolving Credit Loans of all the Lenders at any one time outstanding plus the amount of the Letters of Credit Outstanding shall not exceed the Revolving Credit Commitments of all the Lenders. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.2.

2.1.3. Restatement of Commitments.

This Agreement amends and restates the Existing Credit Agreement. The commitments of the Lenders under this Agreement replace the commitments of the lenders under the Existing Credit Agreement. From and after the Closing Date, the commitments of the lenders under the Existing Credit Agreement no longer constitute a separate obligation of such lenders, and the Borrower hereby terminates commitments of lenders under the Existing Credit Agreement which are not parties to this Agreement.

2.2 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.

Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.5 [Revolving Credit Loan Requests] in accordance with its Ratable Share. The aggregate of each Lender’s Revolving Credit Loans outstanding hereunder to the Borrower at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the amount of Letters of Credit Outstanding. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.

2.3 Commitment Fees.

Accruing from the date hereof until the Expiration Date, the Borrower agrees to pay to the Administrative Agent for the account of each Lender, as consideration for such Lender’s Revolving Credit Commitment hereunder, a nonrefundable commitment fee equal to a rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) on the average daily difference between the amount of (i) such Lender’s

Revolving Credit Commitment as the same may be constituted from time to time (for purposes of this computation, PNC Bank’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and the (ii) the sum of such Lender’s Revolving Credit Loans outstanding plus its Ratable Share of Letters of Credit Outstanding. During such time as any of the 2003 Senior Notes remain outstanding, the rate per annum for the commitment fee shall be based upon the average Revolving Facility Usage during the applicable period as follows:

Revolving Facility Usage as a Percentage of Revolving Credit Commitments	Commitment Fee Rate per Annum
Less than 25%	0.750%

Equal to or greater than 25% but less than 50%	0.500%

Equal to or greater than 50%	0.375%

At such time as all 2003 Senior Notes have been redeemed by the Borrower, the rate per annum for the commitment fee shall be 0.375% at all times. All such Commitment Fees shall be payable in arrears on the first day of each November, February, May and August after the date hereof and on the Expiration Date or upon acceleration of the Notes.

2.4 Reduction of Revolving Credit Commitment.

The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Administrative Agent to permanently reduce, in whole multiples of $1,000,000 of principal, or terminate the Revolving Credit Commitment without penalty or premium, except as hereinafter set forth, provided that any such reduction or termination shall be accompanied by (a) the payment in full of any Commitment Fees then accrued on the amount of such reduction or termination and (b) prepayment of the Revolving Credit Notes, together with the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.6 hereof), to the extent that the aggregate amount thereof then outstanding exceeds the Revolving Credit Commitment as so reduced or terminated. From the effective date of any such reduction or termination the obligations of Borrower to pay the Commitment Fee pursuant to Section 2.3 shall correspondingly be reduced or cease.

2.5 Revolving Credit Loan Requests; Swing Loan Requests.

2.5.1. Revolving Credit Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, not later than 12:00 noon, Pittsburgh time, (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans to which the Euro-Rate Option applies or the conversion to or the renewal of the Euro-Rate Option for any such Loans; and (ii) on either the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any such Loan, of a duly completed request therefor substantially in the form of Exhibit 2.5.1 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each such Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans comprising each Borrowing Tranche, which shall be in integral multiples of $500,000 and not less than $1,000,000 for each Borrowing Tranche to which the Euro-Rate Option applies and not less than the lesser of $100,000 or the maximum amount available for Borrowing Tranches to which the Base Rate Option applies; (iii) whether the Euro-Rate Option or Base Rate Option shall apply to the proposed Loans comprising the applicable Borrowing Tranche; and (iv) in the case of a Borrowing Tranche to which the Euro-Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

2.5.2. Swing Loan Requests.

Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request PNC Bank to make Swing Loans by delivery to PNC Bank not later than 11:00 a.m., Pittsburgh time, on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.5.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or telex (each, a “Swing Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be in integral multiples of $100,000 and not less than $500,000.

2.6 Making Revolving Credit Loans and Swing Loans.

2.6.1. Making Revolving Credit Loans

The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.5.1 [Revolving Credit Loan Requests], notify the Lenders of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of the Revolving Credit Loans requested thereby; (ii) the amount and type of each such Revolving Credit Loan and the applicable Interest Period (if any); and (iii) the apportionment among the Lenders of such Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations]. Each Lender shall remit the principal amount of each Revolving Credit Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Additional Loan], fund such Revolving Credit Loans to the Borrower in U.S. Dollars and

immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the applicable Borrowing Date, provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 10.16 [Availability of Funds].

2.6.2. Making Swing Loans.

So long as PNC Bank elects to make Swing Loans, PNC Bank shall, after receipt by it of a Swing Loan Request pursuant to Section 2.5.2, fund such Swing Loan to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m., Pittsburgh time, on the Borrowing Date.

2.7 Revolving Credit Notes; Swing Loan Notes.

2.7.1. Revolving Credit Notes.

The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to it by each Lender, together with interest thereon, shall be evidenced by a Revolving Credit Note dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(N)(1) payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment of such Lender.

2.7.2. Swing Loan Notes.

The Obligation of the Borrower to repay the unpaid principal amount of the Swing Loans made to it by PNC Bank together with interest thereon shall be evidenced by a demand promissory note of the Borrower dated the Closing Date in substantially the form attached hereto as Exhibit 1.1(N)(2) payable to the order of PNC Bank, the aggregate face amount of which notes equals the Swing Loan Commitment.

2.8 Use of Proceeds.

The proceeds of the Revolving Credit Loans may be used (i) to refinance Indebtedness of the Borrower under the Existing Credit Agreement, (ii) to finance the redemption of the 2003 Senior Notes of the Borrower in accordance with the terms of the 2003 Senior Note Indenture, (iii) to provide working capital to the Borrower, (iv) for general corporate purposes of the Borrower, including advances to Subsidiaries permitted under this Agreement, dividends and distributions permitted under Section 8.2.5 [Restricted Payments] and transaction costs and expenses, and (v) in accordance with Section 8.1.10 [Use of Proceeds].

2.9 Borrowings to Repay Swing Loans.

PNC Bank may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender’s Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if PNC Bank so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment. Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.5.1 without regard to any of the requirements of that provision. PNC Bank shall provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or telex) that such Revolving Credit Loans are to be made under this Section 2.9 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.5.1 are then satisfied) by the time PNC Bank so requests, which shall not be earlier than 2:00 p.m. Pittsburgh time on the Business Day next after the date the Lenders receive such notice from PNC Bank.

2.10 Letter of Credit Subfacility.

2.10.1. Issuance of Letters of Credit.

The Borrower may request the issuance of a letter of credit (each a “Letter of Credit”) on behalf of itself or another Guarantor or on behalf of the Borrower and a Subsidiary of the Borrower which is not a Guarantor (in which case the Borrower and such Subsidiary shall be co-applicants with respect to such Letter of Credit) by delivering or having such other Loan Party deliver to the Administrative Agent a completed application and agreement for letters of credit in such form as the Administrative Agent may specify from time to time by no later than 10:00 a.m., Pittsburgh time, at least five (5) Business Days, or such shorter period as may be agreed to by the Administrative Agent, in advance of the proposed date of issuance. Each Letter of Credit shall be a Standby Letter of Credit or a Commercial Letter of Credit and shall be denominated in either Dollars or an Optional Currency. Subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.10, the Administrative Agent (and, upon request of the Borrower, consent of the Administrative Agent, and consent of the requested Issuing Bank, any other Issuing Bank designated by the Administrative Agent in accordance with the terms of this Section) will issue a Letter of Credit provided that each Letter of Credit shall (A) have a maximum maturity of twelve (12) months from the date of issuance (but may include a provision for the automatic extension of the Letter of Credit absent notice by the Issuing Bank to the beneficiary), and (B) in no event expire later than ten (10) Business Days prior to the Expiration Date, and provided that in no event shall (i) the Dollar Equivalent amount of Letters of Credit Outstanding exceed, at any one time, $35,000,000, or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments. From time to time the Borrower may request that a Lender other than the Administrative Agent issue Letters of Credit on its behalf (or on behalf of another Guarantor) hereunder by submitting a written request to such effect to the Administrative Agent, which request the Administrative Agent shall forward to the requested Lender; in the event that such requested Lender consents thereto, and subject to the consent of the Administrative Agent, the Administrative Agent shall be permitted to designate one or more of such additional Lenders as “Issuing Banks” hereunder. Those letters of credit issued by the Administrative Agent described on Schedule 2.10 shall from and after the Closing Date be deemed to be Letters of Credit issued pursuant to the terms of this Section 2.10.1.

2.10.2. Letter of Credit Fees.

The Borrower shall pay in Dollars (i) to the Administrative Agent for the ratable account of the Lenders a fee (the “Letter of Credit Fee”) equal to the Applicable Letter of Credit Fee then in effect (computed on the basis of a year of 360 days and actual days elapsed) per annum, and (ii) to each Issuing Bank (including the Administrative Agent) for its own account a fronting fee equal to .250% per annum (computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the daily average amount of Letters of Credit Outstanding issued by such Issuing Bank and shall be payable quarterly in arrears commencing with the first day of each November, February, May and August following issuance of each Letter of Credit and on the Expiration Date. The Borrower shall also pay to each Issuing Bank (including the Administrative Agent) in Dollars for its own account such Issuing Bank’s then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Bank may generally charge or incur from time to time in connection with the issuance, maintenance, modification (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.

2.10.3. Disbursements, Reimbursement.

2.10.3.1. Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

2.10.3.2. In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the relevant Issuing Bank will promptly notify the Administrative Agent and the Borrower. Provided that it shall have received such notice, the Borrower shall reimburse (such obligation to reimburse such Issuing Bank sometimes be referred to as a “Reimbursement Obligation”) such Issuing Bank in Dollars prior to 12:00 noon, Pittsburgh time on each date that an amount is paid by such Issuing Bank under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by such Issuing Bank. In the event the Borrower fails to reimburse such Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon, Pittsburgh time, on the Drawing Date, such Issuing Bank will promptly notify the Administrative Agent, which will in turn promptly notify each Lender thereof, and the Borrower shall be deemed to have requested that Revolving Credit Loans be made by the Lenders in Dollars under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Additional Loan] other than any notice requirements. Any notice given by such Issuing Bank or the Administrative Agent pursuant to this Section 2.10.3.2 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.10.3.3. Each Lender shall upon any notice pursuant to Section 2.10.3.2 make available to the Administrative Agent for the account of the relevant

Issuing Bank an amount in Dollars in immediately available funds equal to its Ratable Share of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.10.3.4) each be deemed to have made a Revolving Credit Loan in Dollars under the Base Rate Option to the Borrower in that amount. If any Lender so notified fails to make available in Dollars to the Administrative Agent for the account of the relevant Issuing Bank the amount of such Lender’s Ratable Share of such amount by no later than 2:00 p.m., Pittsburgh time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Credit Loans under the Base Rate Option on and after the fourth day following the Drawing Date. The relevant Issuing Bank and, in turn, the Administrative Agent will promptly give notice of the occurrence of the Drawing Date, but failure of the Issuing Bank or the Administrative Agent to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligation under this Section 2.10.3.3.

2.10.3.4. With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans under the Base Rate Option to the Borrower in whole or in part as contemplated by Section 2.10.3.2, because of the Borrower’s failure to satisfy the conditions set forth in Section 7.2 [Each Additional Loan] other than any notice requirements or for any other reason, the Borrower shall be deemed to have incurred from the relevant Issuing Bank a borrowing (each a “Letter of Credit Borrowing”) in Dollars in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender’s payment to the Administrative Agent pursuant to Section 2.10.3.3 shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its participation obligation under this Section 2.10.3.

2.10.4. Repayment of Participation Advances.

2.10.4.1. Upon (and only upon) receipt by the relevant Issuing Bank for its account of immediately available funds from the Borrower (i) in reimbursement of any payment made by such Issuing Bank under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by such Issuing Bank under such a Letter of Credit, such Issuing Bank will pay to each Lender, in the same funds as those received by such Issuing Bank, the amount of such Lender’s Ratable Share of such funds, except such Issuing Bank shall retain the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by such Issuing Bank.

2.10.4.2. If any Issuing Bank or the Administrative Agent is required at any time to return to the Borrower of any Guarantor, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by any such Loan Party to such Issuing Bank or the Administrative Agent pursuant to

Section 2.10.4.1 in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent the amount of its Ratable Share of any amounts so returned by such Issuing Bank or the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate in effect from time to time.

2.10.5. Documentation.

Each Loan Party agrees to be bound by the terms of each Issuing Bank’s (including the Administrative Agent’s) application and agreement for letters of credit and each Issuing Bank’s (including the Administrative Agent’s) written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party’s own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct and in the case of a violation of Section 2.10.6 by the Issuing Bank in a material manner, each Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.10.6. Determinations to Honor Drawing Requests.

In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, each Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

2.10.7. Nature of Participation and Reimbursement Obligations for Letters of Credit.

Each Lender’s obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.10.3, as a result of a drawing under a Letter of Credit, and the Obligations of the Borrower to reimburse each Issuing Bank upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.10 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank or the Administrative Agent or any of their Affiliates, the Borrower or any other Person for any reason whatsoever;

(ii) the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Section 2.1 [Revolving Credit Commitments], 2.5.1 [Revolving Credit Loan Requests], 2.6.1 [Making Revolving Credit Loans] or 7.2 [Each Additional Loan] or as otherwise set forth in this

Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.10.3;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), such Issuing Bank or the Administrative Agent or their Affiliates or any Lender or any other Person or, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provisions of services relating to a Letter of Credit, in each case even if such Issuing Bank or the Administrative Agent or any of their Affiliates has been notified thereof;

(vi) payment by such Issuing Bank or the Administrative Agent or any of their Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(vii) the solvency of, or any acts of omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by such Issuing Bank or the Administrative Agent or any of their Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such party has received written notice from such Loan Party of such failure within three Business Days after such party shall have furnished such Loan Party a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;

(x) any breach of this Agreement or any other Loan Document by any party thereto;

(xi) the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

(xii) the fact that an Event of Default or a Potential Default shall have occurred and be continuing;

(xiii) the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and

(xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

2.10.8. Indemnity.

In addition to amounts payable as provided in Section 10.5 [Reimbursement of Administrative Agent by Borrower, Etc.], the Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Bank or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of such Issuing Bank as determined by a final judgment of a court of competent jurisdiction, (B) failure by such Issuing Bank to comply with Section 2.10.6 in a material manner, or (C) the wrongful dishonor by such Issuing Bank or any of its Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

2.10.9. Liability for Acts and Omissions.

As between any Loan Party and each Issuing Bank, or its Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank shall not be responsible for any of the following including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Bank or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank or its Affiliates, as applicable, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve any Issuing Bank from liability for such Issuing Bank’s gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall any Issuing Bank or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

Without limiting the generality of the foregoing, each Issuing Bank and the Administrative Agent and their Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Bank, the Administrative Agent or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Bank or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Bank or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document and honor any drawing in connection with any Letter of Credit that is the subject to such order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by any Issuing Bank, the Administrative Agent or their Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Bank, the Administrative Agent or their Affiliates under any resulting liability to the Borrower or any Lender.

2.11 Periodic Computations of Dollar Equivalent Amounts of Letters of Credit Outstanding.

The Administrative Agent will determine the Dollar Equivalent amount of (i) proposed Letters of Credit to be denominated in any Optional Currency as of the requested date of issuance, and (ii) Letters of Credit Outstanding denominated in the Optional Currencies as of the last Business Day of each month, (each such date under clauses (i) and (ii), a “Computation Date”). If on any Computation Date the Revolving Facility Usage is greater than the Revolving Credit Commitments as a result of a change in exchange rates between the Optional Currency and Dollars, then the Administrative Agent shall notify the Borrower of the same. The Borrower shall pay the Loans (subject to Borrower’s indemnity obligations under Section 5.6 hereof) within one (1) Business Day after receiving such notice such that the Revolving Facility Usage shall not exceed the Revolving Credit Commitments after giving effect to such payments.

2.12 Additional Revolving Credit Commitments.

Subject to the terms and conditions set forth herein, the Borrower may at any time, but not more often than two (2) times during the term of this Agreement, request an increase in the Revolving Credit Commitment (the “Additional Revolving Credit Commitment”) provided that (a) immediately prior to and after giving effect to such Additional Revolving Credit Commitment (and the making of any loans pursuant thereto), no Event of Default or Potential Default has occurred or is continuing or shall result therefrom and, (b) the Additional Revolving Credit Commitment shall rank pari passu in right of payment and right of security in respect of the Collateral with the existing Revolving Credit Loans, (c) the Additional Revolving Credit Commitments shall not exceed in the aggregate Fifty Million and 00/100 Dollars ($50,000,000.00), and (d) the loans to be made pursuant to such Additional Revolving Credit Commitment shall have the same terms as the Revolving Credit Loans. Any additional bank, financial institution, existing Lender or other Person that elects to extend commitments to provide the Additional Revolving Credit Commitment shall be reasonably satisfactory to the Borrower and the Administrative Agent (any such bank, financial institution, existing Lender or other person is an “Additional Lender”) and shall become a Lender under this Agreement pursuant to an amendment (the “Incremental Facility Amendment”) to this Agreement, and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Additional Lender, if any, and the Administrative Agent. Commitments in respect of the Additional Revolving Credit Commitment shall become Commitments under this Agreement after giving effect to such Additional Revolving Credit Commitment. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be reasonably necessary or appropriate to effectuate the applicable additional Revolving Credit Commitments in the opinion of the Administrative Agent. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the applicable conditions set forth in Article 7

[Conditions of Lending and Issuance of Letters of Credit] (it being understood that all references to the Closing Date in such Article 7 [Conditions of Lending and Issuance of Letters of Credit] shall be deemed to refer to the Incremental Facility Closing Date), and except as otherwise specified in the Incremental Facility Amendment, the Administrative Agent shall have received legal opinions, board resolutions and other closing documents and certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Article 7 [Conditions of Lending and Issuance of Letters of Credit]. The proceeds of the Additional Revolving Credit Commitment may be used in accordance with Section 2.8 [Use of Proceeds] but not for any purpose otherwise prohibited hereunder. Notwithstanding anything to the contrary in this Section 2.11 [Additional Revolving Credit Commitment], no existing Lender shall be obligated to provide Additional Revolving Credit Commitment.

3. [INTENTIONALLY OMITTED].

4. INTEREST RATES

4.1 Interest Rate Options.

The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as set forth below applicable to the respective Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and Borrower may select different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche, provided that there shall not be at any one time outstanding more than twelve (12) Borrowing Tranches in the aggregate among all of the Loans, and provided further that only the As-Offered Rate shall apply to the Swing Loans. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

4.1.1. Revolving Credit Interest Rate Options.

The Borrower shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans (subject to the provisions above regarding Swing Loans):

(i) Base Rate Option: A fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii) Euro-Rate Option: A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Euro-Rate plus the Applicable Margin.

4.1.2. Rate Quotations.

The applicable Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

4.2 Interest Periods.

At any time when the Borrower shall select, convert to or renew a Euro-Rate Option, the Borrower shall notify the Administrative Agent at least three (3) Business Days prior to the effective date of such Euro-Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Euro-Rate Option:

4.2.1. Amount of Borrowing Tranche.

each Borrowing Tranche of Euro-Rate Loans shall be in integral multiples of $500,000 and not less than $1,000,000;

4.2.2. Renewals.

in the case of the renewal of a Euro-Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

4.3 Interest After Default.

To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, the Borrower may not select, convert to or renew a Euro-Rate Option, and:

4.3.1. Letter of Credit Fees, Interest Rate.

the Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.10.2 [Letter of Credit Fees], or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum; and

4.3.2. Other Obligations.

each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full.

4.3.3. Acknowledgment.

The Borrower acknowledges that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by the Borrower upon demand by Administrative Agent.

4.4 Euro-Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

4.4.1. Unascertainable.

If on any date on which a Euro-Rate would otherwise be determined, the Administrative Agent shall have determined that:

(i) adequate and reasonable means do not exist for ascertaining such Euro-Rate, or

(ii) a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the Euro-Rate, the Administrative Agent shall have the rights specified in Section 4.4.3.

4.4.2. Illegality; Increased Costs; Deposits Not Available.

If at any time any Lender shall have determined that:

(i) the making, maintenance or funding of any Loan to which a Euro-Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(ii) such Euro-Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii) after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to lenders generally, to which a Euro-Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to lenders generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 4.4.3.

4.4.3. Administrative Agent’s and Lender’s Rights.

In the case of any event specified in Section 4.4.1 above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 4.4.2 above, such Lender shall promptly so notify the

Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a Euro-Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Administrative Agent makes a determination under Section 4.4.1 and the Borrower have previously notified the Administrative Agent of its selection of, conversion to or renewal of a Euro-Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans. If any Lender notifies the Administrative Agent of a determination under Section 4.4.2, the Borrower shall, subject to the Borrower’ indemnification Obligations under Section 5.6.2 [Indemnity], as to any Loan of the Lender to which a Euro-Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 5.4 [Voluntary Prepayments]. Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

4.5 Selection of Interest Rate Options.

If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Revolving Credit Loans under the Euro-Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

4.6 Canadian Interest Provisions.

Whenever interest is payable hereunder on the basis of a year of 365 or 360 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable hereunder multiplied by the actual number of days in the year and divided by 365 or 360, as applicable. All interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.

The amount of the interest or fees exigible in applying this agreement shall not exceed the maximum rate permitted by Law. Where the amount of such interest or such fees is greater than the maximum rate, the amount shall be reduced to the highest rate which may be recovered in accordance with the applicable provisions of Law.

5. PAYMENTS

5.1 Payments.

All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m., Pittsburgh time, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC Bank with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans, Commitment Fees related thereto, and Letter of Credit Fees in U.S. Dollars and in immediately available funds. The Administrative Agent shall promptly distribute such amounts to the applicable Lenders in immediately available funds, provided that in the event payments are received by 11:00 a.m., Pittsburgh time, by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Agent shall pay the Lenders entitled to such payment the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Agent and not distributed to the Lenders. The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement (including the Equivalent Amounts of the applicable currencies where such computations are required) and shall be deemed an “account stated.”

5.2 Pro Rata Treatment of Lenders.

Each Revolving Credit Loan borrowing under Section 2 shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Commitment Fees related to the Revolving Credit Commitments, Letter of Credit Fees, or other fees (except for payments for fees of the Administrative Agent) or amounts due from the Borrower hereunder to the Lenders with respect to the Revolving Credit Loans, shall (except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 4.4 [Euro-Rate Unascertainable; Etc.], 5.4.2 [Replacement of a Lender] or 5.6 [Additional Compensation in Certain Circumstances]) be made in proportion to the applicable Revolving Credit Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrower of principal, interest, fees or other amounts with respect to Swing Loans shall be made by or to PNC Bank according to Section 2.

5.3 Interest Payment Dates.

Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on the first day of each November, February, May and August after the date hereof and on the Expiration Date or upon acceleration of the Notes. Interest on Loans to which the Euro-Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period. Interest on mandatory prepayments of principal under Section 5.5 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated maturity date, upon acceleration or otherwise).

5.4 Voluntary Prepayments.

5.4.1. Right to Prepay.

The Borrower shall have the right at its option from time to time to prepay the Loans for which the Borrower is obligated in whole or part without premium or penalty (except as provided in Section 5.4.2 below or in Section 5.6 [Additional Compensation in Certain Circumstances]):

(i) at any time with respect to any Loan to which the Base Rate Option applies,

(ii) on the last day of the applicable Interest Period with respect to Loans to which a Euro-Rate Option applies,

(iii) on the date specified in a notice by any Lender pursuant to Section 4.4 [Euro-Rate Unascertainable, Etc.] with respect to any Loan to which a Euro-Rate Option applies.

Whenever the Borrower desires to prepay any part of the Revolving Credit Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. (i) at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans which bear interest at the Base Rate Option, (ii) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans which bear interest at the Euro-Rate Option, and (iii) or no later than 1:00 p.m., Pittsburgh time, on the date of prepayment of Swing Loans. Each such notice by the Borrower shall set forth the following information:

(x) the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y) a statement indicating the application of the prepayment between the Swing Loans and the Revolving Credit Loans; and

(z) the total principal amount of such prepayment, which shall not be less than $100,000 for any Swing Loan or $500,000 for any Revolving Credit Loan.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Any prepayment hereunder shall be subject to the Borrower’ Obligation to indemnify the Lenders under Section 5.6.2 [Indemnity].

5.4.2. Replacement of a Lender.

In the event any Lender (i) gives notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or Section 5.6.1 [Increased Costs, Etc.], (ii) does not fund Loans because the making of such Loans would contravene any Law applicable to such Lender, (iii) is a Non-Complying Lender, (iv) is subject to an Insolvency Event or Insolvency Proceeding, or (v) becomes subject to the control of an Official Body (other than normal and customary supervision), then the Borrower shall have the right at its option, with the consent of the Administrative Agent, which consents shall not be unreasonably withheld, to prepay the Loans of such Lender in whole, together with all interest accrued thereon, and terminate such Lender’s Commitment within ninety (90) days after (x) receipt of such Lender’s notice under Section 4.4 [Euro-Rate Unascertainable, Etc.] or 5.6.1 [Increased Costs, Etc.], (y) the date such Lender has failed to fund Loans because the making of such Loans would contravene Law applicable to such Lender, or (z) the date such Lender became subject to the control of an Official Body or subject to an Insolvency Event or Insolvency Proceeding, as applicable; provided that the Borrower shall also pay to such Lender at the time of such prepayment any amounts required under Section 5.6 [Additional Compensation in Certain Circumstances] and any accrued interest due on such amount and any related fees; provided, however, that the Commitment of such Lender shall be provided by one or more of the remaining Lenders or a replacement lender acceptable to the Administrative Agent; provided, further, the remaining Lenders shall have no obligation hereunder to increase their Commitments. Upon the occurrence of any such event, the Borrower may, at its sole expense, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.11 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to such assignee that shall assume such obligations; provided however, a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, the Administrative Agent may only be replaced subject to the requirements of Section 10.14 [Successor Administrative Agent] and provided that all Letters of Credit issued by the Administrative Agent have expired or been terminated or replaced.

5.4.3. Change of Lending Office.

Each Lender agrees that upon the occurrence of any event giving rise to increased costs or other special payments under Section 4.4.2 [Illegality, Etc.] or 5.6.1 [Increased Costs, Etc.] with respect to such Lender, it will if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 5.4.3 shall affect or postpone any of the Obligations of the Borrower or any other Loan Party or the rights of the Administrative Agent or any Lender provided in this Agreement.

5.5 Mandatory Prepayments.

5.5.1. Recovery of Insurance Proceeds.

Within one hundred eighty (180) days of the receipt of insurance proceeds from a loss described in Section 8.1.3 (v)(c) (or, within sixty (60) days after such receipt, to the extent such Loan Party or Subsidiary has failed to provide to the Administrative Agent satisfactory evidence of such Loan Party’s or Subsidiary’s commitment to reinvest such proceeds as provided in Section 8.1.3(v)(c), to the extent that such Loan Party or Subsidiary has not reinvested such proceeds), the Borrower shall make a mandatory prepayment of principal equal to 100% of the net (after reinvestment, if any) after-tax proceeds thereof, together with accrued interest on such principal amount. Within one hundred eighty (180) days of the receipt of insurance proceeds by a Loan Party or a Subsidiary of a Loan Party from a loss which are not reinvested as described in Section 8.1.3(v)(b) (or, within sixty (60) days after such receipt, to the extent a Loan Party has failed to provide to the Administrative Agent satisfactory evidence of such Loan Party’s commitment to reinvest such proceeds as provided in Section 8.1.3(v)(b)), the Borrower shall make a mandatory prepayment of principal equal to 100% of the net (after reinvestment, if any) after-tax proceeds thereof, together with accrued interest on such principal amount.

5.5.2. Application Among Loans and Interest Rate Options.

All prepayments pursuant to this Section 5.5 shall first be applied to the Revolving Credit Loans outstanding, if any, and the excess, if any, shall be returned to the Borrower. All prepayments required pursuant to this Section 5.5 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to Loans subject to a Euro-Rate Option. In accordance with Section 5.6.2 [Indemnity], the Borrower shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Euro-Rate Option on any day other than the last day of the applicable Interest Period.

5.6 Additional Compensation in Certain Circumstances.

5.6.1. Increased Costs or Reduced Return Resulting from Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc.

If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

(i) subjects any Lender to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by the Borrower of principal, interest, Commitment Fees, or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income of such Lender),

(ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisitions of funds by, any Lender, or

(iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or letters of credit, other credits or commitments to extend credit extended by, any Lender, or (B) otherwise applicable to the obligations of any Lender under this Agreement, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender with respect to this Agreement, the Notes or the making, maintenance or funding of any part of the Loans (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on any Lender’s capital, taking into consideration such Lender’s customary policies with respect to capital adequacy) by an amount which such Lender in its sole discretion deems to be material, such Lender shall from time to time notify the Borrower and the Administrative Agent of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by such Lender to be necessary to compensate such Lender for such increase in cost, reduction of income, additional expense or reduced rate of return. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.6.2. Indemnity.

In addition to the compensation required by Section 5.6.1 [Increased Costs, Etc.], the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to a Euro-Rate Option) which such Lender sustains or incurs as a consequence of any

(i) payment, prepayment, conversion or renewal of any Loan to which a Euro-Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii) attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.5 [Revolving Credit Loan Requests] or Section 4.2 [Interest Periods] or notice relating to prepayments under Section 5.4 [Voluntary Prepayments], or

(iii) default by a Loan Party in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the applicable Borrower(s) to such Lender ten (10) Business Days after such notice is given.

5.7 Collections; Administrative Agent’s Right to Notify Account Debtors.

After the occurrence of any Event of Default, the Administrative Agent may, and upon request of the Required Lenders, shall (i) notify any or all Account Debtors that the Accounts have been assigned to the Lenders and that the Lenders have a security interest therein, and (ii) direct such Account Debtors to make all payments due from them to the Borrower and the Guarantors upon the Accounts directly to the Administrative Agent or to a lockbox designated by the Administrative Agent. The Administrative Agent shall promptly furnish the Borrower with a copy of any such notice sent. Any such notice, in the Administrative Agent’s sole discretion, may be sent on the Borrower’s stationery, in which event the Borrower shall co-sign such notice with the Administrative Agent. To the extent that any Law or custom or any contract or agreement with any Account Debtor requires notice to or the approval of the Account Debtor in order to perfect such assignment of a security interest in Accounts, the Borrower agrees to give such notice or obtain such approval.

5.8 Judgment Currency.

5.8.1. Currency Conversion Procedures for Judgments.

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties hereby agree, to the fullest extent permitted by Law, that the rate of exchange used shall be that at which in accordance with normal lending procedures each Lender could purchase the Original Currency with the Other Currency after any premium and costs of exchange on the Business Day preceding that on which final judgment is given.

5.8.2. Indemnity in Certain Events.

The obligation of Borrower in respect of any sum due from Borrower to any Lender hereunder shall, notwithstanding any judgment in an Other Currency, whether pursuant to a judgment or otherwise, be discharged only to the extent that, on the Business Day following receipt by any Lender of any sum adjudged to be so due in such Other Currency, such Lender may in accordance with normal lending procedures purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to such Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment or payment, to indemnify such Lender against such loss.

6. REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties.

The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:

6.1.1. Organization and Qualification.

Each Loan Party and each Subsidiary of each Loan Party is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Loan Party and each Subsidiary of each Loan Party has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct. Each Loan Party and each Subsidiary of each Loan Party is duly licensed or qualified and in good standing in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, except to the extent that any failure to be so qualified and in good standing would not constitute a Material Adverse Change.

6.1.2. Capitalization and Ownership.

As of the Closing Date, the authorized capital stock of the Borrower consists of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock, of which one share of common stock and no shares of senior preferred stock (collectively referred to herein as the “Shares”) are issued and outstanding and are owned as indicated on Schedule 6.1.2. All of the Shares have been validly issued and are fully paid and nonassessable. As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any such shares except as indicated on Schedule 6.1.2.

6.1.3. Subsidiaries.

Schedule 6.1.3 states as of the Closing Date the name of each of the Borrower’s Subsidiaries, its jurisdiction of organization, its authorized capital stock, the issued and outstanding shares (referred to herein as the “Subsidiary Shares”) and the owners thereof if it is a corporation, its outstanding partnership interests (the “Partnership Interests”) if it is a partnership and its outstanding limited liability company interests, interests assigned to managers thereof and the voting rights associated therewith (the “LLC Interests”) if it is a limited liability company. The Borrower and each Subsidiary of the Borrower has good and marketable title to all of the Subsidiary Shares, Partnership Interests and LLC Interests it purports to own, free and clear in each case of any Lien. All Subsidiary Shares, Partnership Interests and LLC Interests have been validly issued, and all Subsidiary Shares are fully paid and nonassessable. All capital contributions and other consideration required to be made or paid in connection with the issuance of the Partnership Interests and LLC Interests have been made or paid, as the case may be. As of the Closing Date, there are no options, warrants or other rights outstanding to purchase any such Subsidiary Shares, Partnership Interests or LLC Interests except as indicated on Schedule 6.1.3.

6.1.4. Power and Authority.

Each Loan Party has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part.

6.1.5. Validity and Binding Effect.

This Agreement has been duly and validly executed and delivered by each Loan Party, and each other Loan Document which any Loan Party is required to execute and deliver on or after the date hereof will have been duly executed and delivered by such Loan Party on the required date of delivery of such Loan Document. This Agreement and each other Loan Document constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto on and after its date of delivery thereof, enforceable against such Loan Party in accordance with its terms, except to the extent that enforceability of any of such Loan Document may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally or limiting the right of specific performance.

6.1.6. No Conflict.

Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, constitution, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents).

6.1.7. Litigation.

Except as set forth on Schedule 6.1.7, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or equity before any Official Body as to which there is a reasonable probability of such actions, suits, proceedings or investigations being adversely decided and, if adversely decided, which would reasonably be expected to have a Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which may result in any Material Adverse Change.

6.1.8. Title to Properties.

The real property owned or leased by each Loan Party and each Subsidiary of each Loan Party as of the Closing Date is described on Schedule 6.1.8. Each Loan Party and each Subsidiary of each Loan Party has good and marketable title to or valid leasehold interest in all material properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens, and subject to the terms and conditions of the applicable leases. All material leases of property are in full force and effect without the necessity for any consent which has not previously been obtained upon consummation of the transactions contemplated hereby.

6.1.9. Financial Statements.

(i) Historical Statements. The Borrower has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the fiscal year ended December 31, 2007, and its unaudited consolidated financial statements for and as of the fiscal quarter ended June 30, 2008 (collectively, the “Historical Statements”). The Historical Statements were compiled from the books and records maintained by the Borrower’s management, are correct and complete and fairly represent the consolidated financial condition of the Borrower and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.

(ii) Financial Projections. The Borrower has delivered to the Administrative Agent financial projections of the Borrower and its Subsidiaries for the period January 1, 2008 through December 31, 2012 derived from various assumptions of the Borrower’s management, including balance sheets, income statements and statements of cash flows and assumptions with respect thereto (the “Financial Projections”). The Financial Projections represent a reasonable range of possible results in light of the history of the business, present and foreseeable conditions and the intentions of the Borrower’s management. The Financial Projections accurately reflect the liabilities of the Borrower and its Subsidiaries upon consummation of the transactions contemplated hereby as of the Closing Date.

(iii) Accuracy of Financial Statements. Neither the Borrower nor any Subsidiary of the Borrower had, as of the date of the Historical Statements, any material liabilities, contingent or otherwise, or forward or long-term commitments that are not disclosed in the Historical Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses from any commitments of the Borrower or any Subsidiary of the Borrower which would cause a Material Adverse Change. Since December 31, 2007, no Material Adverse Change has occurred.

6.1.10. Use of Proceeds; Margin Stock; Section 20 Subsidiaries.

6.1.10.1. General.

The Loan Parties intend to use the proceeds of the Loans in accordance with Sections 2.8, 3.4 and 8.1.10.

6.1.10.2. Margin Stock.

None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund Indebtedness originally incurred for such purpose, or for any purpose which entails a violation of or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.

6.1.10.3. Section 20 Subsidiaries.

The Loan Parties do not intend to use and shall not use any portion of the proceeds of the Loans, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

6.1.11. Full Disclosure.

Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, in each case on the respective dates thereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. As of the Closing Date, there is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition, or results of operations specific to any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.

6.1.12. Taxes.

All federal, state, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made. As of the Closing Date there are no agreements or waivers extending the statutory period of limitations applicable to any federal income tax return of any Loan Party or Subsidiary of any Loan Party for any period.

6.1.13. Consents and Approvals.

Except for the filing of financing statements in the state and county filing offices, no consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Loan Documents by any Loan Party, except as listed on Schedule 6.1.13, all of which shall have been obtained or made on or prior to the Closing Date except as otherwise indicated on Schedule 6.1.13.

6.1.14. No Event of Default; Compliance with Instruments.

No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings or other extensions of credit to be made on the Closing Date under or pursuant to the Loan Documents which constitutes an Event of Default or Potential Default. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of (i) any term of its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents or (ii) any material agreement or instrument to which it is a party or by which it or any of its properties may be subject or bound where such violation constitutes a Material Adverse Change.

6.1.15. Patents, Trademarks, Copyrights, Licenses, Etc.

Each Loan Party and each Subsidiary of each Loan Party owns or possesses or otherwise has the right to use all the material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without known conflict with the rights of others. All material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises and permits of each Loan Party and each Subsidiary of each Loan Party as of the Closing Date are listed and described on Schedule 6.1.15.

6.1.16. Security Interests.

The Liens and security interests granted to the Administrative Agent for the benefit of the Lenders pursuant to the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreements and the Quebec Security in the Collateral (other than the Real Property) constitute and will continue to constitute Prior Security Interests under the Uniform Commercial Code or the Corporations Act or the applicable laws of the Province of Quebec (as the case may be) as in effect in each applicable jurisdiction (the “Uniform Commercial Code”) or other applicable Law entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such Law. Upon the filing of financing statements, the necessary Australian Securities and Investments Commission forms and the registration of the Deed of Hypothec relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, taking possession of any stock certificates or other certificates evidencing the Pledged Collateral and recordation of the Patent, Trademark and Copyright Security Agreement in the United States Patent and Trademark Office and United States Copyright Office, as applicable, all such action as is necessary or advisable to establish such rights of the Administrative Agent will have been taken, and there will be upon execution and delivery of the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Security Agreements and the Quebec Security, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements within six months prior to each five-year anniversary of the filing of such financing statements. All filing or registration fees and other expenses in connection with each such action have been or will be paid by the Borrower.

6.1.17. [Intentionally Omitted].

6.1.18. Status of the Pledged Collateral.

All the shares of capital stock, Partnership Interests or LLC Interests included in the Pledged Collateral to be pledged pursuant to the Pledge Agreement are or will be upon issuance validly issued and nonassessable and owned beneficially and of record by the pledgors thereunder free and clear of any Lien or restriction on transfer, except for taxes not yet due and payable to the extent such prospective tax payments are given priority by statute or as otherwise provided by the Pledge Agreement and except as the right of the Lenders to dispose of the Shares, Partnership Interests or LLC Interests may be limited by the Securities Act of 1933, as amended, and the regulations promulgated by the Securities and Exchange Commission thereunder and by applicable state securities laws. There are no shareholder, partnership, limited liability company or other agreements or understandings with respect to the shares of capital stock, Partnership Interests or LLC Interests included in the Pledged Collateral except for the partnership agreements and limited liability company agreements described on Schedule 6.1.18. The Loan Parties have delivered true and correct copies of such partnership agreements and limited liability company agreements to the Administrative Agent.

6.1.19. Insurance.

Schedule 6.1.19 lists as of the Closing Date all insurance policies and other bonds to which any Loan Party or Subsidiary of any Loan Party is a party, all of which are valid and in full force and effect. No notice has been given or claim made and no grounds exist to cancel or avoid any of such policies or bonds or to reduce the coverage provided thereby. Such policies and bonds provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each Loan Party and each Subsidiary of each Loan Party in accordance with prudent business practice in the industry of the Loan Parties and their Subsidiaries.

6.1.20. Compliance with Laws.

The Loan Parties and their Subsidiaries are in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.25 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business.

6.1.21. Material Contracts.

Schedule 6.1.21 lists as of the Closing Date all contracts relating to the business operations of each Loan Party and each Subsidiary of any Loan Party required to be filed by Item 601 of Regulation S-K of the Securities Act of 1933, as amended. All such material contracts are valid, binding and enforceable upon such Loan Party or Subsidiary and each of the other parties thereto in accordance with their respective terms. The Borrower and its Subsidiaries are not in material default with respect to any such material contracts, nor do the Loan Parties have knowledge of any material default with respect to the other parties to such material contracts.

6.1.22. Investment Companies; Regulated Entities.

None of the Loan Parties or any Subsidiaries of any Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940 and shall not become such an “investment company” or under such “control.” None of the Loan Parties or any Subsidiaries of any Loan Party is subject to any other Federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

6.1.23. Plans and Benefit Arrangements.

Except as set forth on Schedule 6.1.23:

(i) The Borrower and each other member of the ERISA Group are in compliance in all material respects with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans. There has been no Prohibited Transaction with respect to any Benefit Arrangement or any Plan or, to the best knowledge of the

Borrower, with respect to any Multiemployer Plan or Multiple Employer Plan, which could result in any material liability of the Borrower or any other member of the ERISA Group. The Borrower and all other members of the ERISA Group have made when due any and all payments required to be made under any agreement relating to a Multiemployer Plan or a Multiple Employer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, the Borrower and each other member of the ERISA Group (i) have fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) have not incurred any liability to the PBGC, and (iii) have not had asserted against them any penalty for failure to fulfill the minimum funding requirements of ERISA.

(ii) To the best of the Borrower’s knowledge, each Multiemployer Plan and Multiple Employer Plan is able to pay benefits thereunder when due.

(iii) Neither the Borrower nor any other member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan under Section 4041 of ERISA.

(iv) No event requiring notice to the PBGC under Section 302(f)(4)(A) of ERISA has occurred or is reasonably expected to occur with respect to any Plan, and no amendment with respect to which security is required under Section 307 of ERISA has been made or is reasonably expected to be made to any Plan.

(v) Neither the Borrower nor any other member of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower nor any other member of the ERISA Group has been notified by any Multiemployer Plan or Multiple Employer Plan that such Multiemployer Plan or Multiple Employer Plan has been terminated within the meaning of Title IV of ERISA and, to the best knowledge of the Borrower, no Multiemployer Plan or Multiple Employer Plan is reasonably expected to be reorganized or terminated, within the meaning of Title IV of ERISA.

(vi) To the extent that any Benefit Arrangement is insured, the Borrower and all other members of the ERISA Group have paid when due all premiums required to be paid for all periods through the Closing Date. To the extent that any Benefit Arrangement is funded other than with insurance, the Borrower and all other members of the ERISA Group have made when due all contributions required to be paid for all periods through the Closing Date.

(vii) All Plans, Benefit Arrangements and Multiemployer Plans have been administered in accordance with their terms and applicable Law in all material respects.

6.1.24. Employment Matters.

Each of the Loan Parties and each of their Subsidiaries is in compliance with the Labor Contracts and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and relocation notices, immigration controls and worker and unemployment compensation, where the failure to comply constitutes a Material Adverse Change. As of the Closing Date, there are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of any of the Loan Parties or any of their Subsidiaries which in any case would constitute a Material Adverse Change. The Borrower has delivered to the Administrative Agent true and correct copies of each of the Labor Contracts.

6.1.25. Environmental Matters and Safety Matters.

Except as set forth on Schedule 6.1.25:

(i) None of the Loan Parties has received any Environmental Complaint which there is a reasonable probability of the same being adversely decided and, if adversely decided, would reasonably be expected to result whether individually or in the aggregate, in a Material Adverse Change, whether directed or issued to any Loan Party or relating or pertaining to any predecessor of any Loan Party or to any prior owner, operator or occupant of the Property, and none of the Loan Parties is aware of any acts or omissions or any conditions or circumstances, not subject to indemnification by Beazer East, which could reasonably be expected to give rise to such an Environmental Complaint;

(ii) No activity or operation of any Loan Party at the Property is being or has been conducted in violation of any Environmental Law or Environmental Permit where such violation would reasonably be expected to result whether individually or in the aggregate in a Material Adverse Change, and to the knowledge of any Loan Party no activity or operation of any predecessor of any Loan Party or any prior owner, operator or occupant of the Property was conducted in material violation of any Environmental Law in effect as of the date such predecessor, prior owner, operator or occupant conducted such activity or operation;

(iii) All Regulated Substances which are or are likely to result in Contamination and are present on, in, under, or migrating from, or to any Loan Party’s knowledge migrating to, the Property or any portion thereof are being managed, including pursuant to Remedial Action, either (A) by a Person (other than a Loan Party) in material compliance with applicable Environmental Laws and Environmental Permits issued to such Person (other than a Loan Party), or (B) by a Loan Party in compliance with applicable Environmental Laws and Environmental Permits, except (in the case of this clause (B)), where such failure to so manage would not reasonably be expected to result in Material Adverse Change;

(iv) Each Loan Party in its current operations uses, generates, treats, collects, stores, disposes, deposits, emits, releases, discharges and transports to or from the Property all Regulated Substances in material compliance with applicable Environmental Laws and Environmental Permits;

(v) Each Loan Party has all Environmental Permits except for any such Environmental Permits the absence of which whether individually or in the aggregate, would result in a Material Adverse Change; all such Environmental Permits are in full force and effect, each Loan Party’s operations at the Property are conducted in compliance in all material respects with the terms and conditions of such Environmental Permits, and none of the Loan Parties has received any written notice from an Official Body that such Official Body has or intends to suspend, revoke or adversely alter, whether in whole or in part, any such Environmental Permit which would reasonably be expected to result whether individually or in the aggregate in a Material Adverse Change;

(vi) Each Loan Party has submitted to an Official Body and/or maintains in its files, as applicable, all material Environmental Records;

(vii) No structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks, operated or owned by any Loan Party, located on the Property contain or use, except in compliance in all material respects with Environmental Laws and Environmental Permits, Regulated Substances or otherwise are operated or owned except in compliance in all material respects with Environmental Laws and Environmental Permits.

(viii) To the knowledge of each Loan Party, all structures, improvements, equipment, fixtures, impoundments, pits, lagoons or aboveground or underground storage tanks that contained or used Regulated Substances and were operated or maintained by prior owners, operators or occupants of the Property have been identified and/or located. To the knowledge of each Loan Party, any such structure, improvement, equipment, fixture, impoundment, pit, lagoon or aboveground or underground storage tank located on Property not acquired from Beazer East, the presence of which does not comply in all material respects with applicable Environmental Laws, or from which there has been or is a release of Regulated Substances which has or could result in Contamination, is the subject of a Remedial Action;

(ix) To the knowledge of each Loan Party, no facility or site to which any Loan Party, either directly or indirectly by a third party, has sent Regulated Substances for storage, treatment, disposal or other management has been or is being operated in material violation of Environmental Laws or pursuant to Environmental Laws is identified or proposed to be identified on any list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of a Remedial Action by an Official Body or any other Person (including any Loan Party);

(x) No portion of the Property is identified or to the knowledge of any Loan Party proposed to be identified on any Official Body’s list of contaminated properties or other properties which pursuant to Environmental Laws are the subject of a Remedial Action by an Official Body or any other Person (including any Loan Party), nor to the knowledge of any Loan Party is any property adjoining or in the proximity of the Property identified or proposed to be identified on any such list or the subject of a Remedial Action;

(xi) To the knowledge of each Loan Party, no portion of the Property constitutes an Environmentally Sensitive Area;

(xii) No Official Body has filed or recorded a lien for the recovery of Remedial Action costs against the Property or any other assets of any Loan Party and none of the Loan Parties is aware of any acts or omissions by any Loan Party or any conditions or circumstances caused or created by any Loan Party which could reasonably be expected to result in the filing or recording by an Official Body of any such lien, nor have any restrictions been imposed upon the type of use or any Loan Party’s ability to transfer, as authorized by Environmental Laws, the Property or any portion thereof, and none of the Loan Parties is aware of any facts, conditions or circumstances which could reasonably be expected to result in any such restriction on use or transferability being imposed upon the Property, or any portion thereof;

(xiii) Neither the transaction contemplated by the Loan Documents nor any other transaction involving the sale, transfer or exchange of the Property will trigger or has triggered any obligation under any applicable Environmental Laws to make a filing, provide a notice, provide other disclosure or take any other action the failure to accomplish which whether individually or in the aggregate would reasonably be expected to result in a Material Adverse Change, or in the event that any such transaction-triggered obligation does arise or has arisen under any Environmental Laws, all such actions required thereby have been taken in compliance with applicable Environmental Laws (it being understood that the foregoing does not constitute a representation or warranty that any transferee or creditor could conduct operations on any Property under existing Environmental Permits);

(xiv) The activities and operations of the Loan Parties are being conducted in compliance with applicable Safety Laws, except where the failure, whether individually or in the aggregate, to do so would not reasonably be expected to result in a Material Adverse Change;

(xv) The Loan Parties have not received any Safety Complaints, the Loan Parties are not aware of any acts or omissions by any Loan Party or any conditions or circumstances caused or created by any Loan Party which could reasonably be expected to give rise to any Safety Complaints and, to the knowledge of the Loan Parties no Safety Complaints are being threatened in each case as to which there is a reasonable probability of the same being adversely decided and, if adversely decided, would reasonably be expected to result whether individually or in the aggregate in a Material Adverse Change; and

(xvi) Each Loan Party has submitted to an Official Body and/or maintains in its files, as applicable, all material Safety Filings and Records.

It is expressly understood and agreed that for purposes of this Section 6.1.25 only to the extent any of the preceding requires the Loan Parties to make representations and warranties which relate or pertain to: (a) any Person (other than a Loan Party); or (b) the operations and activities of any Person (other than a Loan Party), including Beazer East under the Beazer Acquisition Agreement, such representations and warranties are being made to the knowledge of the Loan Parties; it is further expressly understood and agreed that for purposes of this Section

6.1.25 only to the extent any of the preceding requires the Loan Parties to make representations and warranties which relate or pertain to portions of the Property leased by a Loan Party, such representations and warranties are limited to the operations conducted by the Loan Parties on such portions of the Property.

6.1.26. Senior Debt Status.

The Obligations of each Loan Party under this Agreement, the Notes, the Guaranty Agreements and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens (other than Liens in favor of the 2003 Trustee securing the 2003 Senior Notes). There is no Lien upon or with respect to any of the properties or income of any Loan Party or Subsidiary of any Loan Party which secures indebtedness or other obligations of any Person except for Permitted Liens. The Obligations of the Borrower hereunder constitute and will constitute “Senior Indebtedness” within the meaning of such term in the 2003 Senior Note Indenture, and all or a portion of the Obligations of the Borrower hereunder constitute or will constitute “First Lien Obligations” within the meaning of such term in the 2003 Senior Note Indenture. The lien subordination provisions of the Intercreditor Agreement are enforceable by the Lenders against the Loan Parties and the holders from time to time of the 2003 Senior Notes.

6.1.27. Solvency.

Each of the Loan Parties is Solvent. After giving effect to the transactions contemplated by the Loan Documents, including all Indebtedness incurred thereby, the Liens granted by the Loan Parties in connection therewith and the payment of all fees related thereto, each of the Loan Parties will be Solvent, determined as of the Closing Date.

6.2 Updates to Schedules.

Should any of the information or disclosures provided on any of the Schedules attached hereto which are not limited to matters disclosed as of the Closing Date become outdated or incorrect in any material respect, the Borrower shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule.

7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT

The obligation of each Lender to make Loans and of the Administrative Agent or any other Issuing Bank to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:

7.1 First Loans and Letters of Credit.

On the Closing Date:

7.1.1. Officer’s Certificates.

The representations and warranties of each of the Loan Parties contained in Section 6.1 and in each of the other Loan Documents shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein), and each of the Loan Parties shall have performed and complied with all covenants and conditions hereof and thereof, no Event of Default or Potential Default shall have occurred and be continuing or shall exist; and there shall be delivered to the Administrative Agent for the benefit of each Lender a certificate of each of the Loan Parties, dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or other Responsible Officer of each of the Loan Parties, to each such effect.

7.1.2. Secretary’s or Director’s Certificates.

There shall be delivered to the Administrative Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Secretary, an Assistant Secretary, or Director (in the case of a Loan Party registered in Australia) of each of the Loan Parties, certifying as appropriate as to:

(i) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents;

(ii) the names of the officer or officers authorized to sign this Agreement and the other Loan Documents and the true signatures of such officer or officers and specifying the Authorized Officers permitted to act on behalf of each Loan Party for purposes of this Agreement and the true signatures of such officers, on which the Administrative Agent and each Lender may conclusively rely; and

(iii) copies of its organizational documents (except in the case of a Loan Party registered in Australia), including its certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, and limited liability company agreement as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office and/or the corporate secretary of other appropriate officer, together with certificates from the appropriate state officials (or on an interim basis, by a corporation service company acceptable to the Agent) as to the continued existence and good standing of each Loan Party in each state where organized or qualified to do business and a bring-down certificate by facsimile dated the Closing Date.

7.1.3. Delivery of Loan Documents.

The Guaranty Agreements, Notes, Patent, Trademark and Copyright Security Agreement, Pledge Agreement, Intercompany Subordination Agreement, Security Agreements and the Quebec Security shall have been duly executed and delivered to the Administrative Agent for the benefit of the Lenders, together with all appropriate financing statements, evidence that the document has been registered or is in a registrable form including any necessary Australian Securities and Investments Commission forms and evidence that the document has been duly stamped or that it will be duly stamped (including if appropriate, sufficient funds to pay all stamp duty which is payable) and appropriate stock powers and certificates (other than with respect to Koppers Assurance) evidencing the Shares, the Partnership Interests and the LLC Interests.

7.1.4. Opinion of Counsel.

There shall be delivered to the Administrative Agent for the benefit of each Lender a written opinion of (i) Reed Smith, LLP, and (ii) Baker & McKenzie, counsel for the Loan Parties (who may rely on the opinions of such other counsel as may be acceptable to the Administrative Agent), dated the Closing Date and in form and substance satisfactory to the Administrative Agent and its counsel:

(i) as to the matters set forth in Exhibit 7.1.4; and

(ii) as to such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

7.1.5. Legal Details.

All legal details and proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be in form and substance satisfactory to the Administrative Agent and counsel for the Administrative Agent, and the Administrative Agent shall have received all such other counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Administrative Agent and said counsel, as the Administrative Agent or said counsel may reasonably request.

7.1.6. Payment of Fees.

The Borrower shall have paid or caused to be paid to the Administrative Agent for itself and for the account of the Lenders to the extent not previously paid all fees accrued through the Closing Date and the costs and expenses for which the Administrative Agent and the Lenders are entitled to be reimbursed.

7.1.7. [Intentionally Omitted].

7.1.8. Management Agreements and Employment Contracts.

The Borrower shall have delivered to the Administrative Agent true, correct and complete copies of all management agreements and material employment contracts to which any of the Loan Parties are party, which shall be in form and substance satisfactory to the Administrative Agent.

7.1.9. Consents.

All material consents required to effectuate the transactions contemplated hereby as set forth on Schedule 6.1.13 shall have been obtained.

7.1.10. Officer’s Certificates Regarding MACs.

Since December 31, 2007, no Material Adverse Change shall have occurred; prior to the Closing Date, there shall have been no material change in the management of any Loan Party or Subsidiary of any Loan Party; and there shall have been delivered to the Administrative Agent for the benefit of each Lender a certificate dated the Closing Date and signed by the Chief Executive Officer, President, Chief Financial Officer or other Responsible Officer of each Loan Party to each such effect.

7.1.11. No Violation of Laws.

The making of the Loans and the issuance of the Letters of Credit shall not contravene any Law applicable to any Loan Party or any of the Lenders.

7.1.12. No Actions or Proceedings.

No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, this Agreement, the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

7.1.13. Insurance Policies; Certificates of Insurance; Endorsements.

The Loan Parties shall have delivered evidence acceptable to the Administrative Agent that adequate insurance in compliance with Section 8.1.3 [Maintenance of Insurance] is in full force and effect and that all premiums then due thereon have been paid, together with certificates of insurance from the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance and evidencing coverage satisfactory to the Administrative Agent, with additional insured and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Administrative Agent and its counsel naming the Administrative Agent as additional insured and lender loss payee.

7.1.14. [Intentionally Omitted].

7.1.15. Financing Statements and Lien Searches.

The Administrative Agent shall have received (1) financing statements in proper form for recordation necessary to perfect the Lien of the Lenders on the Collateral and (2) the results of a satisfactory Lien, tax and judgment search in a form acceptable to the Administrative Agent evidencing the absence of any Liens on such Collateral (other than those in favor of the Lenders and those that terminate prior to or simultaneously with the closing of the transactions contemplated by this Agreement) and that, upon filing of such financing statements, such Liens in favor of the Lenders shall constitute Prior Security Interests in favor of the Lenders.

7.1.16. Landlord’s Waivers.

The Landlord’s Waivers in substantially the form of Exhibit 7.1.16 previously executed and delivered to the Agent from the lessors of certain of the leased Collateral locations, as listed on Part II of Schedule A of the Borrower to the applicable Security Agreement, shall continue in full force and effect with respect to the Obligations, as amended and restated pursuant to this Agreement.

7.1.17. [Intentionally Omitted.]

7.1.18. Financial Statements, Contingent Liabilities, ERISA, Other Due Diligence.

The Administrative Agent shall have completed its due diligence with all aspects of the Loan Parties and their Subsidiaries including a review of the books and records, accounting policies, and historical financial statements, asset valuation, tax exposure due diligence and site visits. The Administrative Agent shall be reasonably satisfied as to the amount and nature of all tax, ERISA, labor, employee retirement benefit, litigation, and other contingent liabilities to which the Loan Parties and their Subsidiaries may be subject.

7.1.19. Capital Structure of Loan Parties.

With respect to each Loan Party and each Subsidiary of each Loan Party, the capital structure, ownership, organization documents (including, without limitation, articles or certificate of incorporation, certificate of limited partnership, certificate of limited liability company, bylaws, partnership agreements, and limited liability company agreements), shareholder agreements or similar agreements among equity owners shall be reasonably satisfactory, in form and substance, to the Administrative Agent.

7.1.20. Projected Financial Statements.

The Borrower shall have delivered to the Administrative Agent copies of its projected financial statements for a period of four years following the Closing Date (and including a pro forma balance sheet as of the Closing Date), which shall be in form and substance satisfactory to the Administrative Agent.

7.2 Each Additional Loan or Letter of Credit.

At the time of making any Loans or issuing any Letters of Credit other than Loans made or Letters of Credit issued on the Closing Date and after giving effect to the proposed extensions of credit: the representations and warranties of the Loan Parties contained in Section 6.1 and in the other Loan Documents shall be true on and as of the date of such additional Loan or Letter of Credit with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific dates or times referred to therein) and the Loan Parties shall have performed and complied with all covenants and conditions hereof; no Event of Default or Potential Default shall have occurred and be continuing or shall exist; the making of the Loans or issuance of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders or the terms of the 2003 Senior Note Indenture including, without limitation, Section 4.03 thereof [Limitation on Indebtedness]; and the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or application for a Letter of Credit as the case may be.

8. COVENANTS

8.1 Affirmative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings, and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations under the Loan Documents and termination of the Commitments, the Loan Parties shall comply at all times with the following affirmative covenants:

8.1.1. Preservation of Existence, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Etc.] and except to the extent that any failure to be so licensed or qualified and in good standing would not constitute a Material Adverse Change.

8.1.2. Payment of Liabilities, Including Taxes, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, but only to the extent that failure to discharge any such liabilities would not result in any additional liability which would adversely affect to a material extent the financial condition of any Loan Party or Subsidiary of any Loan Party or which would materially adversely affect the Collateral, provided that the Loan Parties and their Subsidiaries will pay all such liabilities forthwith upon the commencement of proceedings to foreclose or enforce any Lien which may have attached as security therefor.

8.1.3. Maintenance of Insurance.

Each Loan Party shall, and shall cause each of its Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers’ compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent customary, all as reasonably satisfactory to the Administrative Agent. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements, in form and substance reasonably acceptable to the Administrative Agent, which shall (i) specify the Administrative Agent as an additional insured and lender loss payee as its interests may appear, with the understanding that any obligation imposed upon the insured (including the liability to pay premiums) shall be the sole obligation of the applicable Loan Parties and not that of the insured, (ii) provide that the interest of the Lenders shall be insured regardless of any breach or violation by the applicable Loan Parties of any warranties, declarations or conditions contained in such policies or any action or inaction of the applicable Loan Parties or others insured under such policies, (iii) provide a waiver of any right of the insurers to set off or counterclaim or any other deduction, whether by attachment or otherwise, (iv) provide that any and all rights of subrogation which the insurers may have or acquire shall be, at all times and in all respects, junior and subordinate to the prior payment in full of the Indebtedness hereunder and that no insurer shall exercise or assert any right of subrogation until such time as the Indebtedness hereunder has been paid in full and the Commitments have terminated, (v) provide, except in the case of liability insurance and workmen’s compensation insurance, that (a) provided no Event of Default or Potential Default exists, all insurance proceeds for losses of $5,000,000 or less shall be adjusted with and payable to the applicable Loan Parties, (b) provided no Event of Default or Potential Default exists, all insurance proceeds for losses greater than $5,000,000 but less than $25,000,000 shall be either used by the Loan Parties within 180 days of the receipt of such proceeds to rebuild or replace the property subject to such loss (provided that the Loan Parties shall have provided to the Administrative Agent within 60 days of the receipt of such proceeds satisfactory evidence of such Loan Parties’ commitment to rebuild or replace such property in the form of executed purchase orders, construction contracts and the like) or applied as a mandatory prepayment of the Loans in accordance with the provisions of Section 5.5.3, and (c) all insurance proceeds for losses of $25,000,000 or more shall be adjusted with and payable to the Administrative Agent; provided that in the event of such a loss under this clause (c), the Loan Parties may provide the Administrative Agent with a written request within 10 days of such loss that the Loan Parties be permitted to use the insurance proceeds associated with such loss for rebuilding or replacing the property subject to such loss, and upon receipt of such request, the Administrative Agent shall distribute such request to the Lenders, which shall have 15 days to decide whether to approve or deny such request, and, (i) in the event that the Required Lenders approve such request, the Administrative Agent shall provide notice of such approval to the Borrower, and the Borrower shall have 180 days from the receipt of such proceeds to rebuild or replace the property subject to such loss (provided that the Loan Parties shall have provided to the Administrative Agent within 60 days of the receipt of such proceeds satisfactory evidence of such Loan Parties’ commitment to rebuild or replace such property in the form of executed purchase orders, construction contracts and the like), and (ii) in the event that the Required Lenders fail to approve such request or the Loan Parties fail to reinvest such funds within 180 days from the date of receipt of such proceeds (or fail to provide the Administrative Agent with satisfactory evidence of such parties’ commitment to rebuild or replace such property within 60 days of the receipt of such proceeds), such proceeds shall be applied as a mandatory prepayment of the Loans in accordance with the provisions of Section 5.5.3, (vi) include effective waivers by the insurer of all claims for insurance premiums against the Administrative Agent, (vii) provide that no cancellation of such policies for any reason (including non-payment of premium) nor any change therein shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice of such cancellation or change, (viii) be primary without right of contribution of any other insurance carried by or on behalf of any additional insureds with respect to their respective interests in the Collateral, and (ix) provide that inasmuch as the policy covers more than one insured, all terms, conditions, insuring agreements and endorsements (except limits of liability) shall operate as if there were a separate policy covering each insured. The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material casualty loss and associated decline in value of the Collateral and the estimated (or actual, if available) amount of such loss and decline in value. Except for monies which the applicable Loan Party or Subsidiary is entitled to use for replacement or rebuilding as permitted herein, any monies received by the Administrative Agent constituting insurance proceeds or condemnation proceeds may, at the option of the Administrative Agent, (i) be applied by the Administrative Agent to the payment of the Loans in such manner as the Administrative Agent may reasonably determine, or (ii) be disbursed to the applicable Loan Parties on such terms as are deemed appropriate by the Administrative Agent for the repair, restoration and/or replacement of property in respect of which such proceeds were received.

8.1.4. Maintenance of Properties and Leases.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties useful or necessary to its business, and from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof, except to the extent that the failure to so maintain, repair, renew or replace such properties would not constitute a Material Adverse Change.

8.1.5. Maintenance of Patents, Trademarks, Etc.

Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of its properties and business if the failure so to maintain the same would constitute a Material Adverse Change.

8.1.6. Visitation Rights.

Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that so long as an Event of Default has not occurred, each Lender shall provide the Borrower and the Administrative Agent with reasonable notice prior to any visit or inspection.

8.1.7. Keeping of Records and Books of Account.

The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain and keep proper books of record and account which enable the Borrower and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrower or any Subsidiary of the Borrower, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.

8.1.8. Plans and Benefit Arrangements.

The Borrower shall, and shall cause each other member of the ERISA Group to, comply with ERISA, the Internal Revenue Code and other applicable Laws applicable to Plans and Benefit Arrangements except where such failure, alone or in conjunction with any other failure, would not result in a Material Adverse Change. Without limiting the generality of the foregoing, the Borrower shall cause all of its Plans and all Plans maintained by any member of the ERISA Group to be funded in accordance with the minimum funding requirements of ERISA and shall make, and cause each member of the ERISA Group to make, in a timely manner, all contributions due to Plans, Benefit Arrangements and Multiemployer Plans.

8.1.9. Compliance with Laws.

Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws and Safety Laws, in all respects, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to comply with any Law would not result in fines, penalties, costs associated with the performance of any

Remedial Actions, other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change. Without limiting the generality of the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, obtain, maintain, renew and comply with all Environmental Permits applicable to their respective operations and activities, provided that it shall not be deemed to be a violation of this Section 8.1.9 if any failure to do so would not result in cease and desist orders or fines, penalties or other similar liabilities or injunctive relief which in the aggregate would constitute a Material Adverse Change.

8.1.10. Use of Proceeds.

The Loan Parties will use the Letters of Credit and the proceeds of the Loans only (i) to refinance indebtedness under the Existing Credit Agreement, (ii) to provide working capital to the Borrower, (iii) for capital expenditures and financing for Permitted Acquisitions, and (iv) for general corporate purposes of the Borrower and their respective Subsidiaries as permitted by the terms of this Agreement, including transaction costs and expenses. The Loan Parties shall not use the Letters of Credit or the proceeds of the Loans for (i) payment of any Indebtedness which is subordinate in right of payment to the 2003 Senior Note Debt or (ii) any purposes which contravenes any applicable Law or any provision hereof.

8.1.11. Further Assurances.

Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent’s Lien on and Prior Security Interest in the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as the Administrative Agent in its reasonable discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.

8.1.12. Subordination of Intercompany Loans.

Each Loan Party shall cause any intercompany Indebtedness, loans or advances owed by any Loan Party to any other Loan Party to be subordinated pursuant to the terms of the Intercompany Subordination Agreement.

8.2 Negative Covenants.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and termination of the Commitments, the Loan Parties shall comply with the following negative covenants:

8.2.1. Indebtedness.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions, renewals or replacements thereof, provided (i) there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1, and (ii) the terms of such Indebtedness do not restrict the ability of the Subsidiaries of the Borrower to pay dividends or make other distributions on account of the ownership interests of the Borrower’s Subsidiaries;

(iii) Indebtedness of a Loan Party to another Loan Party which is subordinated in accordance with the provisions of Section 8.1.12 [Subordination of Intercompany Loans];

(iv) Indebtedness incurred by a Subsidiary of the Borrower or Koppers China or any of its subsidiaries or Koppers Mauritius or any of its subsidiaries which is permitted under Section 8.2.4(vi);

(v) Indebtedness under any Lender-Provided Treasury Arrangement or other cash management arrangement approved by the Administrative Agent; provided however, the aggregate amount of all such Indebtedness under this Subsection 8.2.1(v) shall not exceed $20,000,000.

(vi) Any Lender-Provided Interest Rate Hedge or other Interest Rate Hedge approved by the Administrative Agent;

(vii) Indebtedness secured by Purchase Money Security Interests, Indebtedness evidenced by capitalized leases and other Indebtedness for Borrowed Money, including without limitation, Indebtedness assumed in connection with Permitted Acquisitions; provided however, (i) the aggregate amount of all such Indebtedness under this Subsection 8.2.1(vii) (excluding for the purpose of this computation any Indebtedness described in Schedule 8.2.1) shall not exceed $25,000,000, and (ii) the terms of such Indebtedness shall not restrict the ability of the Subsidiaries of the Borrower to pay dividends or make other distributions on account of the ownership interests of the Borrower’s Subsidiaries;

(viii) Non-speculative Currency Agreements in the ordinary course of business;

(ix) The 2003 Senior Note Debt of the Loan Parties in an aggregate principal amount not to exceed $218,300,000;

(x) Indebtedness of Koppers Luxembourg or a Subsidiary of Koppers Luxembourg to the Borrower, WWV or other Subsidiaries of the Borrower which is incurred in consideration for the transfer of the ownership interests in Koppers Europe and Koppers Australia pursuant to any Foreign Holding Company Reorganization effected by the Borrower and its Subsidiaries; and

(xi) Indebtedness of a Subsidiary which is not organized under the laws of the United States of any state thereof and which is not a Guarantor to another Subsidiary which is not organized under the laws of the United States of any state thereof and which is not a Guarantor.

8.2.2. Liens.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time directly or indirectly enter into or assume any agreement (other than this Agreement, the other Loan Documents and the 2003 Senior Note Indenture), or adopt any charter or other governing document provision, prohibiting the creation or assumption of any Lien upon any of the property or assets of the Loan Parties and their Subsidiaries, other than (i) this Agreement and the other Loan Documents, (ii) the 2003 Senior Note Indenture, (iii) the 2004 Senior Note Indenture, and (iv) agreements which relate to purchase money financing and capital leases permitted under Section 8.2.1(vii), provided that the prohibitions on Liens in such agreements relate only to the assets subject to such financing or lease. Notwithstanding the foregoing, no Loan Party or Subsidiary shall grant any Liens in any Collateral in favor of the 2003 Trustee securing the Indebtedness under the 2003 Senior Notes unless, prior to the date of such grant, such Loan Party or Subsidiary grants Liens in such Collateral in favor of the Administrative Agent and executes and delivers a Security Agreement in favor of the Administrative Agent, together with any other documents, certificates or instruments necessary to grant and perfect such Liens.

8.2.3. Guaranties.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (i) Guaranties of Indebtedness of the Loan Parties permitted hereunder, (ii) Guaranties listed on Schedule 8.2.3 hereto, (iii) Guaranties of Indebtedness incurred by Koppers-China and its Affiliates doing business in China, provided that the aggregate principal or stated amount of all such Guaranties under this clause (iii) shall not exceed $40,000,000 at any one time, (iv) Guaranties of other obligations, provided that the aggregate principal or stated amount of all such Guaranties under this clause (iv) shall not exceed $25,000,000 at any one time, and (v) indemnifications by the Borrower or any of its Subsidiaries of the liabilities of its directors or officers pursuant to the provisions contained in such party’s respective organizational documents or bylaws. Notwithstanding the foregoing, no Subsidiary shall execute any Guaranty of any Indebtedness of the 2003 Senior Notes unless, prior to the date of such execution, such Subsidiary executes and delivers a Guaranty Agreement in favor of the Administrative Agent.

8.2.4. Loans and Investments.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase or acquire any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i) trade credit extended on usual and customary terms, including extended repayment terms to the extent consistent with the current practices of the Loan Parties, in the ordinary course of business;

(ii) advances to employees to meet expenses incurred by such employees in the ordinary course of business;

(iii) Permitted Investments;

(iv) loans, advances and investments in other Loan Parties organized under the laws of the United States or a state thereof, or, upon the Borrower’s request and the prior written consent of the Administrative Agent, any other country;

(v) loans and investments set forth on Schedule 8.2.4;

(vi) loans, advances and investments not existing as of the Closing Date in (1) wholly-owned Subsidiaries of the Borrower organized under the laws of Australia or a state or territory thereof or of the United Kingdom, Denmark, Luxembourg or another member country of the European Union in an aggregate amount not exceeding $50,000,000 at any one time outstanding, and (2) subsidiaries of the Borrower organized under the laws of a jurisdiction other than those listed in clause (1) of this Subsection 8.2.4(vi) in an aggregate amount not exceeding $25,000,000 at any one time outstanding;

(vii) upon prior written notice to the Administrative Agent and delivery to the Agent of a certificate which evidences that the Borrower has Undrawn Availability of at least $35,000,000 after giving effect to such investment, investments in joint ventures not existing as of the Closing Date and additional investments in existing joint ventures above the amount of such investments in existing joint ventures listed on Schedule 8.2.4, which joint ventures (a) limit the liability of the Loan Party or Subsidiary to such party’s investment therein (except to the extent of liabilities under Guaranties otherwise permitted under this Agreement), and (b) are in the same or substantially similar lines of business as the Loan Parties’ business, provided that the aggregate amount of the sum of (y) such investments in joint ventures from and after the Closing Date pursuant to this clause (vii), and (z) advances under clause (ix) of this Section 8.2.4 shall not exceed $75,000,000 at any one time;

(viii) advances to subcontractors and suppliers of the Loan Parties or their Subsidiaries made in the ordinary course of business, provided that the aggregate amount of such advances shall not exceed $10,000,000 at any one time outstanding;

(ix) advances not in excess of $10,000,000 at any one time outstanding to customers of the Loan Parties or their Subsidiaries to finance the construction of facilities for such customers which will use products supplied by the Loan Parties or their Subsidiaries, provided that the aggregate amount of the sum of (y) all such advances pursuant to this clause (ix), and (z) investments under clause (vii) of this Section 8.2.4 shall not exceed $75,000,000 at any one time;

(x) Non-cash investments in or capital contributions or loans or advances to Koppers Luxembourg or a Subsidiary of Koppers Luxembourg which consist of the transfer of the ownership interests in Koppers Europe and Koppers Australia pursuant to any Foreign Holding Company Reorganization effected by the Borrower and its Subsidiaries; and

(xi) Loans, advances to or investments in a Subsidiary which is not organized under the laws of the United States or any state thereof by a Subsidiary which is not organized under the laws of the United States or any state thereof and which is not a Guarantor.

8.2.5. Restricted Payments.

The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment, provided that the Borrower may make Restricted Payments in accordance with Section 4.04 [Limitation of Restricted Payments] of the 2004 Senior Note Indenture (without giving effect to the exclusion of payments to KI Holdings from the definition of the term “Restricted Payment” set forth in the 2004 Senior Note Indenture) if after giving effect thereto, no Event of Default or Potential Default will have occurred and be continuing or shall exist. Notwithstanding the preceding sentence, during such time as any of the 2003 Senior Notes remain outstanding, the Borrower shall not make any dividends or distributions to KI Holdings which are used to redeem or purchase more than $10,000,000 of the 2004 Senior Notes or to repurchase more than $55,000,000 in value (at the time of purchase) of shares of the outstanding capital stock of KI Holdings, and in connection with any such permitted redemption or purchase of such notes or permitted repurchase of such shares, the Borrower shall meet the conditions set forth in the next sentence. At such time as all of the 2003 Senior Notes are redeemed, the Borrower may make dividends and distributions to KI Holdings which are used to redeem the 2004 Senior Notes or to repurchase outstanding capital stock of KI Holdings so long as prior to and after giving effect to any such dividend or distribution: (i) Undrawn Availability is at least $35,000,000, and (ii) the Leverage Ratio on a pro forma basis after giving effect to such dividend or distribution is less than 2.0 to 1.0. The Borrower may make Restricted Payments consisting of retiree redemptions and repurchases of the Borrower’s capital stock in an aggregate amount not to exceed $1,500,000 in any fiscal year, if after giving effect thereto, (i) no Event of Default or Potential Default will have occurred and be continuing and (ii) the Undrawn Availability is at least $35,000,000; provided that, to the extent that in any fiscal year (or portion thereof), such Restricted Payments made by the Borrower consisting of retiree redemptions and repurchases of the Borrower’s capital stock (“Actual Redemption Payments”) are less than $1,500,000, then, during the immediately following fiscal year, the Borrower may make Restricted Payments consisting of retiree redemptions and repurchases of the Borrower’s capital stock in an amount not to exceed $1,500,000 plus ($1,500,000 minus Actual Redemption Payments).

8.2.6. Liquidations, Mergers, Consolidations, Acquisitions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or capital stock of any other Person, provided that

(1) any Loan Party other than the Borrower may consolidate or merge into the Borrower or into another Loan Party which is wholly-owned by one or more of the other Loan Parties,

(2) any Subsidiary of a Loan Party may be liquidated or dissolved if it is inactive or if all of the assets of such Subsidiary have been sold or disposed of in compliance with the terms of this Agreement,

(3) any Subsidiary of a Loan Party may be merged into any Person or may be liquidated and dissolved, in each case in connection with the sale or disposition of such Subsidiary, if the sale or disposition of all of the assets of such Subsidiary would have been otherwise permitted hereunder,

(4) any Loan Party may acquire, whether by purchase or by merger, (A) all of the ownership interests of another Person or (B) substantially all of assets of another Person or of a business or division of another Person (each, a “Permitted Acquisition”), provided that each of the following requirements is met:

(i) if the Loan Parties are acquiring the ownership interests in such Person, such Person shall execute a Guarantor Joinder and join this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(ii) the Loan Parties, such Person and its owners, as applicable, if the same are United States, shall grant Liens in the assets of or acquired from and stock or other ownership interests in such Person and otherwise comply with Section 11.18 [Joinder of Guarantors] on or before the date of such Permitted Acquisition;

(iii) the board of directors or other equivalent governing body of such Person shall have approved such Permitted Acquisition and, if the Loan Parties shall use any portion of the Loans to fund such Permitted Acquisition, the Loan Parties also shall have delivered to the Lenders written evidence of the approval of the board of directors (or equivalent body) of such Person for such Permitted Acquisition;

(iv) the business acquired, or the business conducted by the Person whose ownership interests are being acquired, as applicable, shall be reasonably related to as one or more line or lines of business conducted by the Loan Parties and shall comply with Section 8.2.10 [Continuation of or Change in Business];

(v) no Potential Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition;

(vi) the Borrower shall demonstrate (1) that it shall be in compliance with the covenants contained in Sections 8.2 (other than Section 8.2.17) hereof after giving effect to such Permitted Acquisition (including in such computation Indebtedness or other liabilities assumed or incurred in connection with such Permitted Acquisition and income earned or expenses incurred by the Person, business or assets to be acquired prior to the date of such Permitted Acquisition), (2) with respect to the covenant set forth in Section 8.2.17 hereof, that after giving effect to such Permitted Acquisition, on a pro forma basis the Borrower would have been in compliance with the required ratios which would otherwise be in effect as of the date of such Permitted Acquisition minus 0.25, in each case, and (3) that after giving effect to such Permitted Acquisition, the Undrawn Availability is at least $35,000,000, in each case by delivering at least five (5) Business Days prior to such Permitted Acquisition a certificate in the form of Exhibit 8.2.6 (each, an “Acquisition Compliance Certificate”) evidencing compliance with such covenants on a pro forma basis and certifying as to such Undrawn Availability; and

(vii) the Loan Parties shall deliver to the Administrative Agent (a) at least five (5) Business Days before such Permitted Acquisition drafts of any agreements proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition, and (b) prior to the date of such Permitted Acquisition, execution copies of such agreements entered into by such Loan Parties in connection with such Permitted Acquisition, and shall deliver to the Administrative Agent such other information about such Person or its assets as any Loan Party may reasonably require.

8.2.7. Dispositions of Assets or Subsidiaries.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests of a Subsidiary of such Loan Party), except:

(i) transactions involving the sale of inventory in the ordinary course of business and casualty losses to inventory to the extent that the insurance proceeds therefrom are used (a) to repair or replace such inventory, which inventory shall be subject to the Lenders’ Prior Security Interest, or (b) to prepay the Loans in accordance with this Agreement;

(ii) any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required in the conduct of such Loan Party’s or such Subsidiary’s business;

(iii) any sale, transfer or lease of assets by any wholly owned Subsidiary of a Loan Party to another Loan Party;

(iv) subject to the provisions of Section 8.2.9, any transfer of the ownership interests in a wholly owned Subsidiary of the Borrower which is not a Loan Party to another wholly owned Subsidiary of the Borrower;

(v) any sale, transfer or lease of assets in the ordinary course of business which are replaced by substitute assets acquired or leased, provided such substitute assets are subject to the Lenders’ Prior Security Interest if the assets so sold, transferred or leased were so subject; or

(vi) provided no Event of Default or Potential Default exists, any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (v) above, which in any one sale, transfer or lease of assets, or in any number of sales, transfers or leases of assets, involves the sale, transfer, or lease of assets having a book value of (i) not more than fifteen percent (15%) of the Consolidated Net Tangible Assets in the fiscal year of the Borrower ended December 31, 2009 (in each case, measured with respect to a series of sales, transfers or leases of assets on the day of the first sale), and (ii) not more than twenty-five percent (25%) of the Consolidated Net Tangible Assets during the term of this Agreement (in each case, measured with respect to a series of sales, transfers or leases of assets on the day of the first sale); provided however, the proceeds of any such sale, transfer or lease of assets under this clause (vi) shall be applied by the Borrower to repayment of any principal balance outstanding on the Revolving Credit Loans.

8.2.8. Affiliate Transactions.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with an Affiliate (other than a Loan Party or a wholly-owned Subsidiary of a Loan Party to the extent not otherwise prohibited by this Agreement) (including purchasing property or services from or selling property or services to any Affiliate of any Loan Party or other Person) unless such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arm’s-length terms and conditions which are of a type which are or have previously been fully disclosed to the Administrative Agent and is in accordance with all applicable Law.

8.2.9. Subsidiaries, Partnerships and Joint Ventures.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as a Guarantor on the Closing Date or which is listed on Schedule 6.1.3 hereto (excluding Koppers Assurance); (ii) any Subsidiary formed under the laws of the United States or a state thereof (and prior to the redemption of all the 2003 Senior Notes, any Subsidiary formed under the laws of Australia or any territory or state thereof) after the Closing Date which joins this Agreement as a Guarantor pursuant to Section 11.18 [Joinder of Guarantors], provided that such Subsidiary and the Loan Parties, as applicable, shall grant and cause to be perfected first priority Liens to the Administrative Agent for the benefit of the Lenders (in form and substance satisfactory to the Administrative Agent) in the assets held by, and stock of or other ownership interests in, such Subsidiary; (iii) upon prior written notice to the Administrative Agent, any Subsidiary which is (a) not formed under the laws of the United States or a state thereof, (b) not a Guarantor hereunder, and (c) as to which the investment in such Subsidiary (together with all other loans, advances and investments to and in other such Subsidiaries) by the Loan Parties does not exceed the amount permitted under Section 8.2.4(vi), and (iv) upon prior written notice to the Administrative Agent, any Subsidiary formed under the laws of Luxembourg which is used to effect any Foreign Holding Company Reorganization. Any Subsidiary which executes a Guaranty of any Indebtedness under the 2003 Senior Notes shall execute and deliver a Guaranty Agreement in favor of the Administrative Agent. Except as set forth on Schedule 8.2.9 and to the extent permitted by Section 8.2.4(vii), each of the Loan Parties shall not become or agree to (1) become a general or limited partner in any general or limited partnership, except that the Loan Parties may be general or limited partners in other Loan Parties, (2) become a member or manager of, or hold a limited liability company interest in, a limited liability company, except that the Loan Parties may be members or managers of, or hold limited liability company interests in, other Loan Parties, or (3) become a joint venturer or hold a joint venture interest in any joint venture.

At such time as the Borrower shall have redeemed all the 2003 Senior Notes and the security interests and other Liens of the 2003 Trustee shall have terminated, the Administrative Agent shall and hereby is authorized by the Lenders to (i) release from the Guaranty Agreement all Guarantors which are not formed under the laws of the United States or a state thereof, (ii) release all Collateral granted to the Administrative Agent by such foreign Guarantors which are released from the Guaranty Agreement, and (iii) reduce the pledge of 100% of the stock of any foreign Subsidiary owned by the Borrower or any Guarantor which is formed under the laws of the United States or any state thereof to a pledge in the amount of 65% of the stock of any foreign Subsidiary owned by the Borrower or any Guarantor which is formed under the laws of the United States or any state thereof. The Loan Parties hereby agree at all times after the redemption of the 2003 Senior Notes to cause 65% of the stock of any foreign Subsidiary owned by the Borrower or any Guarantor which is formed under the laws of the United States or any state thereof to be subject to the terms of the Pledge Agreement in favor of the Administrative Agent as Collateral for the Obligations.

8.2.10. Continuation of or Change in Business.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, engage in any business other than as set forth on Schedule 8.2.10, substantially as conducted and operated by such Loan Party or Subsidiary during the present fiscal year and businesses reasonably related thereto, and such Loan Party or Subsidiary shall not permit any material change in the nature of such business. For avoidance of doubt, the parties recognize that sale or dispositions of assets or Subsidiaries otherwise permitted under this Agreement shall not violate this Section 8.2.10.

8.2.11. Plans and Benefit Arrangements.

Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:

(i) fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan;

(ii) request a minimum funding waiver from the Internal Revenue Service with respect to any Plan;

(iii) engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other circumstances or set of circumstances resulting in liability under ERISA, would constitute a Material Adverse Change;

(iv) fail to make when due any contribution to any Multiemployer Plan that the Borrower or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto;

(v) withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal is likely to result in a material liability of the Borrower or any member of the ERISA Group;

(vi) terminate, or institute proceedings to terminate, any Plan under Section 4041 of ERISA, where such termination is likely to result in a material liability to the Borrower or any member of the ERISA Group;

(vii) make any amendment to any Plan with respect to which security is required under Section 307 of ERISA; or

(viii) fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure is likely to result in a Material Adverse Change.

8.2.12. Fiscal Year.

The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

8.2.13. Issuance of Stock.

The Borrower shall not issue any capital stock, options or warrants, the effect of which would result in a Change of Control. Other than as permitted under Sections 8.2.5 and 8.2.9, each of the Loan Parties other than the Borrower shall not, and shall not permit any of its Subsidiaries to, issue any additional shares of its capital stock or any options, warrants or other rights in respect thereof.

8.2.14. Changes in Organizational Documents; Changes in 2003 Senior Note Debt Documents; KI Holdings 2004 Notes.

8.2.14.1. Changes in Organizational Documents. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days’ prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.

8.2.14.2. Changes in 2003 Senior Note Debt Documents; Prohibition on Repurchase or Prepayment. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, amend, modify, supplement or restate any of the 2003 Senior Note Debt Documents or waive compliance by any Person party thereto with any provision thereof without providing at least thirty (30) calendar days’ prior written notice to the Administrative Agent and, in the event such change could be adverse to the Lenders as reasonably determined by the Administrative Agent, obtaining the prior written consent of the Required Lenders.

8.2.14.3. KI Holdings 2004 Notes. With respect to the promissory notes issued by KI Holdings in connection with the 2004 Permitted Merger, the covenants which relate to the Borrower and its Subsidiaries set forth in the terms and conditions of any such notes and related documents shall be no more restrictive in any material respect than the covenants set forth in the 2003 Senior Note Indenture and the 2003 Senior Notes.

8.2.15. Minimum Domestic Interest Coverage Ratio.

The Loan Parties shall not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 3.0 to 1.0.

8.2.16. Minimum Fixed Charge Coverage Ratio.

The Loan Parties shall not permit the Fixed Charge Coverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to be less than 1.1 to 1.0.

8.2.17. Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio, calculated as of the end of each fiscal quarter for the four fiscal quarters then ended, to exceed the ratio set forth below for the periods specified below:

Period	Ratio

Closing Date through 12/31/09	2.75 to 1.00
3/31/10 and thereafter	2.50 to 1.00.

8.2.18. Maximum Amount of Obligations.

The Loan Parties shall not at any time permit the Obligations to be in an amount which either (i) violates Section 4.10 [Limitations on Liens] of the 2003 Senior Note Indenture, or (ii) requires under Section 4.10 [Limitation of Liens] of the 2004 Senior Note Indenture that the 2004 Senior Notes be secured equally and ratably with any of the Obligations.

8.3 Reporting Requirements.

The Loan Parties, jointly and severally, covenant and agree that until payment in full of the Loans, Reimbursement Obligations and Letter of Credit Borrowings and interest thereon, expiration or termination of all Letters of Credit, satisfaction of all of the Loan Parties’ other Obligations hereunder and under the other Loan Documents and termination of the Commitments, the Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

8.3.1. Quarterly Financial Statements.

As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, financial statements of the Borrower, consisting of a consolidated and consolidating balance sheet as of the end of such fiscal quarter and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief Financial Officer, or Treasurer of the Borrower as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. Simultaneously with the delivery of the financial statements referred to above, the Borrower shall also furnish to the Administrative Agent and the Lenders a report on environmental matters occurring during such fiscal quarter with such information and in form and scope satisfactory to the Administrative Agent.

8.3.2. Annual Financial Statements.

As soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of a consolidated and consolidating balance sheet as of the end of such fiscal year, and related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative

Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents. Simultaneously with the delivery of the financial statements referred to above, the Borrower shall also furnish to the Administrative Agent and the Lenders a report on environmental matters occurring during the fourth fiscal quarter of such year which contains such information and in form and scope satisfactory to the Administrative Agent.

8.3.3. Certificate of the Borrower.

Concurrently with the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements], a certificate (each, a “Compliance Certificate”) of the Borrower signed by the Chief Executive Officer, President, Chief Financial Officer, or Treasurer of the Borrower, in the form of Exhibit 8.3.3, to the effect that, except as described pursuant to Section 8.3.5 [Notice of Default], (i) the representations and warranties of the Borrower contained in Section 6 and in the other Loan Documents are true on and as of the date of such certificate with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which expressly relate solely to an earlier date or time) and the Loan Parties have performed and complied with all covenants and conditions hereof, (ii) no Event of Default or Potential Default exists and is continuing on the date of such certificate and (iii) containing calculations in sufficient detail to demonstrate compliance as of the date of such financial statements with all financial covenants contained in Section 8.2 [Negative Covenants].

8.3.4. [Intentionally Omitted].

8.3.5. Notice of Default.

Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by the Chief Executive Officer, President, Chief Financial Officer, Treasurer, or Director of such Loan Party setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.

8.3.6. Notice of Litigation.

Promptly after the commencement thereof, notice of all (i) actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which relate to the Collateral, involve a claim or series of claims in excess of $3,000,000 or, (ii) Environmental Complaint, individually or in the aggregate which exceeds $3,000,000 or a Safety Complaint, individually or in the aggregate, which exceeds $3,000,000, which in any such case listed in clause (i) or (ii) would, if adversely determined, constitute a Material Adverse Change.

8.3.7. Certain Events.

Written notice to the Administrative Agent:

(i) at least ten (10) Business Days prior thereto, with respect to any proposed sale or transfer of assets pursuant to Section 8.2.7(iv), (v) or (vi),

(ii) within the time limits set forth in Section 8.2.14 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party; and

(iii) at least ten (10) Business Days prior thereto, with respect to any change in any Loan Party’s locations from the locations set forth in Schedule A to the Security Agreement.

8.3.8. Budgets, Forecasts, Other Reports and Information.

Promptly upon their becoming available to the Borrower:

(i) the annual budget, including a balance sheet, income statement and cash flow statement, and any forecasts or projections of the Borrower, to be supplied not later than thirty (30) days after the commencement of the fiscal year to which any of the foregoing may be applicable,

(ii) any reports, notices or proxy statements generally distributed by the Borrower to its stockholders on a date no later than the date supplied to such stockholders,

(iii) regular or periodic reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses, filed by the Borrower with the Securities and Exchange Commission,

(iv) a copy of any material order in any proceeding to which the Borrower or any of its Subsidiaries is a party issued by any Official Body,

(v) a duly completed copy of IRS Form 8886 or any successor form, in the event that the Borrower has notified the Administrative Agent of its intention to treat the Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4); and

(vi) such other reports and information as any of the Lenders may from time to time reasonably request. The Borrower shall also notify the Lenders promptly of the enactment or adoption of any Law which results in a Material Adverse Change.

8.3.9. Notices Regarding Plans and Benefit Arrangements.

8.3.9.1. Certain Events.

Promptly upon becoming aware of the occurrence thereof, notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i) any Reportable Event with respect to the Borrower or any other member of the ERISA Group,

(ii) any Prohibited Transaction which could subject the Borrower or any other member of the ERISA Group to a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder,

(iii) any assertion of material withdrawal liability with respect to any Multiemployer Plan,

(iv) any partial or complete withdrawal from a Multiemployer Plan by the Borrower or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), where such withdrawal is likely to result in material withdrawal liability,

(v) any cessation of operations (by the Borrower or any other member of the ERISA Group) at a facility in the circumstances described in Section 4062(e) of ERISA,

(vi) withdrawal by the Borrower or any other member of the ERISA Group from a Multiple Employer Plan,

(vii) a failure by the Borrower or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 302(f) of ERISA,

(viii) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA, or

(ix) any change in the actuarial assumptions or funding methods used for any Plan, where the effect of such change is to materially increase or materially reduce the unfunded benefit liability or obligation to make periodic contributions.

8.3.9.2. Notices of Involuntary Termination and Annual Reports.

Promptly after receipt thereof, copies of (a) all notices received by the Borrower or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by the Borrower or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Lender each annual report (IRS Form 5500 series) and all accompanying schedules, the most recent actuarial reports, the most recent financial information concerning the financial status of each Plan administered or maintained by the Borrower or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of the Borrower or any other member of the ERISA Group in which any of their personnel participate or from which such personnel may derive a benefit, and each Schedule B (Actuarial Information) to the annual report filed by the Borrower or any other member of the ERISA Group with the Internal Revenue Service with respect to each such Plan.

8.3.9.3. Notice of Voluntary Termination.

Promptly upon the filing thereof, copies of any Form 5310, or any successor or equivalent form to Form 5310, filed with the PBGC in connection with the termination of any Plan under Section 4041 of ERISA.

9. DEFAULT

9.1 Events of Default.

An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

9.1.1. Payments Under Loan Documents.

The Borrower shall fail to pay any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Borrowing or shall fail to pay any interest on any Loan, Reimbursement Obligation or Letter of Credit Borrowing or any other amount owing hereunder or under the other Loan Documents after such principal, interest or other amount becomes due in accordance with the terms hereof or thereof;

9.1.2. Breach of Warranty.

Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;

9.1.3. Breach of Negative Covenants or Visitation Rights.

Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.6 [Visitation Rights; Collateral Examinations] or Section 8.2 [Negative Covenants];

9.1.4. Breach of Other Covenants.

Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty calendar days after any officer of any Loan Party becomes aware of the occurrence thereof (such grace period to be applicable only in the event such default can be remedied by corrective action of the Loan Parties as determined by the Administrative Agent in its sole discretion);

9.1.5. Defaults in Other Agreements or Indebtedness.

A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $5,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;

9.1.6. Final Judgments or Orders.

Any final judgments or orders for the payment of money (not covered by insurance for which there is no dispute with respect to coverage by the applicable insurance carrier) in excess of $5,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;

9.1.7. Loan Document Unenforceable.

Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

9.1.8. Uninsured Losses; Proceedings Against Assets.

There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $5,000,000 or the Collateral or any other of the Loan Parties’ or any of their Subsidiaries’ assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter;

9.1.9. Notice of Lien or Assessment.

A notice of Lien or assessment in excess of $2,000,000 which is not a Permitted Lien is filed of record with respect to all or any part of any of the Loan Parties’ or any of their Subsidiaries’ assets by the United States, Canada, Bermuda or any department, agency or instrumentality of the foregoing, or by any state, county, provincial, municipal or other governmental agency, including the PBGC, or any taxes or debts owing at any time or times hereafter to any one of these becomes payable and the same is not paid within thirty (30) days after the same becomes payable;

9.1.10. Insolvency.

Any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature;

9.1.11. Events Relating to Plans and Benefit Arrangements.

Any of the following occurs: (i) any Reportable Event, which the Administrative Agent determines in good faith constitutes grounds for the termination of any Plan by the PBGC or the appointment of a trustee to administer or liquidate any Plan, shall have occurred and be continuing; (ii) proceedings shall have been instituted or other action taken to terminate any Plan, or a termination notice shall have been filed with respect to any Plan under Section 4041 of ERISA; (iii) a trustee shall be appointed to administer or liquidate any Plan; (iv) the PBGC shall give notice of its intent to institute proceedings to terminate any Plan or Plans or to appoint a trustee to administer or liquidate any Plan; and, in the case of the occurrence of (i), (ii), (iii) or (iv) above, the Administrative Agent determines in good faith that the amount of the Borrower’s liability is likely to exceed $5,000,000; (v) the Borrower or any member of the ERISA Group shall fail to make any contributions when due to a Plan or a Multiemployer Plan; (vi) the Borrower or any other member of the ERISA Group shall make any amendment to a Plan with respect to which security is required under Section 307 of ERISA; (vii) the Borrower or any other member of the ERISA Group shall withdraw completely or partially from a Multiemployer Plan; (viii) the Borrower or any other member of the ERISA Group shall withdraw (or shall be deemed under Section 4062(e) of ERISA to withdraw) from a Multiple Employer Plan; or (ix) any applicable Law is adopted, changed or interpreted by any Official Body with respect to or otherwise affecting one or more Plans, Multiemployer Plans or Benefit Arrangements and, with respect to any of the events specified in (v), (vi), (vii), (viii) or (ix), the Administrative Agent determines in good faith that any such occurrence would be reasonably likely to materially and adversely affect the total enterprise represented by the Borrower and the other members of the ERISA Group;

9.1.12. Cessation of Business.

Any Loan Party or Subsidiary of a Loan Party ceases to conduct its business as contemplated, except as expressly permitted under Section 8.2.6 [Liquidations, Mergers, Etc.] or 8.2.7, or any Loan Party or Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business and such injunction, restraint or other preventive order is not dismissed within thirty (30) days after the entry thereof;

9.1.13. Change of Control.

(i) any person or group of persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) 35% or more of the voting capital stock of KI Holdings, (ii) KI Holdings shall cease to own 100% of the outstanding capital stock of the Borrower, (iii) a “Change of Control” as defined in the 2004 Senior Note Indenture shall occur, or (iv) the Borrower shall cease to own 100% of the outstanding capital stock, member interests or partnership interests of any Loan Party except as permitted in this Agreement or following the consent of the Required Lenders;

9.1.14. Beazer East Default.

(1) (a) A failure by Beazer East to pay any obligation or set of obligations under Article VII of the Beazer Acquisition Agreement in excess of $10,000,000 in the aggregate, which failure shall have continued for a period of 30 days or more, or (b) any other failure by Beazer East to perform any obligation or set of obligations under Article VII of the Beazer Acquisition Agreement which the Required Lenders shall have determined in good faith has had, is having, or would be reasonably likely to have, a Material Adverse Change; and (2) a failure to perform by Beazer Limited under the Beazer Acquisition Agreement Guarantee with respect to such obligation or set of obligations; provided, however, that if an arbitration proceeding or arbitrations proceedings shall have been instituted under Article XI of the Beazer Acquisition Agreement with respect to such obligation or set of obligations, such failure by Beazer East to perform shall not constitute an Event of Default hereunder unless and until (w) a final decision shall have been rendered against Beazer East in such arbitration proceeding and Beazer East shall have failed to perform such obligation for a period of thirty days after such final decision has been rendered, (x) the Required Lenders shall have determined in good faith that such arbitration proceeding is not being diligently prosecuted, (y) a period of one year shall have passed since the commencement of such arbitration proceeding, or (z) the Borrower shall have expended more than $10,000,000 in the aggregate in unreimbursed expenditures as a result of such failure to perform by Beazer East and Beazer Limited;

9.1.15. Involuntary Proceedings.

A proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in an involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, receiver and manager, liquidator, provisional liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting any of the relief sought in such proceeding or an Insolvency Event occurs with respect to a Loan Party or Subsidiary which is registered in Australia; or

9.1.16. Voluntary Proceedings.

Any Loan Party or Subsidiary of a Loan Party shall commence a voluntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment or taking possession by a receiver, receiver and manager, liquidator, provisional liquidator, assignee, custodian, trustee, sequestrator, administrator, conservator (or other similar official) of itself or for any substantial part of its property or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action in furtherance of any of the foregoing.

9.2 Consequences of Event of Default.

9.2.1. Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Sections 9.1.1 through 9.1.14 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans or issue Letters of Credit, as the case may be, and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrower, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations. Upon the curing of all existing Events of Default to the satisfaction of the Required Lenders, the Administrative Agent shall return such cash collateral to the Borrower; and

9.2.2. Bankruptcy, Insolvency or Reorganization Proceedings.

If an Event of Default specified under Section 9.1.15 [Involuntary Proceedings] or 9.1.16 [Voluntary Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Obligations shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

9.2.3. Set-off.

If an Event of Default shall occur and be continuing, any Lender to whom any Obligation is owed by any Loan Party hereunder or under any other Loan Document or any participant of such Lender which has agreed in writing to be bound by the provisions of Section 10.13 [Equalization of Lenders] and any branch, Subsidiary or Affiliate of such Lender or participant anywhere in the world shall have the right, in addition to all other rights and remedies available to it, without notice to such Loan Party, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations of the Borrower and the other Loan Parties hereunder or under any other Loan Document any debt owing to, and any other funds held in any manner for the account of, the Borrower or such other Loan Party by such Lender or participant or by such branch, Subsidiary or Affiliate, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower or such other Loan Party for its own account (but not including funds held in custodian or trust accounts) with such Lender or participant or such branch, Subsidiary or Affiliate. Such right shall exist whether or not any Lender or the Administrative Agent shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower or such other Loan Party is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, Guaranty or any other security, right or remedy available to any Lender or the Administrative Agent; and

9.2.4. Suits, Actions, Proceedings.

If an Event of Default shall occur and be continuing, and whether or not the Administrative Agent shall have accelerated the maturity of Loans pursuant to any of the foregoing provisions of this Section 9.2, the Administrative Agent or any Lender, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Administrative Agent or such Lender; and

9.2.5. Application of Proceeds; Collateral Sharing; Loss Sharing.

9.2.5.1. Application of Proceeds.

From and after the date on which the Administrative Agent has taken any action pursuant to this Section 9.2 and until all Obligations of the Loan Parties have been paid in full, any and all proceeds received by the Administrative Agent from any sale or other disposition of the Collateral, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i) first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on the Collateral or collection of any Obligations of any of the Loan Parties under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the Collateral, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral;

(ii) second, to the repayment of all Obligations then due and unpaid of the Loan Parties to the Lenders incurred under this Agreement, any of the other Loan Documents, any Lender-Provided Interest Rate Hedge, or any Lender-Provided Treasury Arrangement, whether of principal, interest, fees, expenses or otherwise, in such manner as the Administrative Agent may determine in its discretion; and

(iii) the balance, if any, as required by Law.

9.2.5.2. Collateral Sharing.

All Liens granted under the Security Agreements, the Patent Trademark and Copyright Security Agreement, the Pledge Agreement and any other Loan Document (the “Collateral Documents”) shall secure ratably and on a pari passu basis (i) the Obligations in favor of the Administrative Agent and the Lenders hereunder and (ii) the Obligations incurred by any of the Loan Parties in favor of any Lender which provides a Lender-Provided Interest Rate Hedge (the “IRH Provider”). The Administrative Agent under the Collateral Documents shall be deemed to serve and is appointed as the collateral agent (the “Collateral Agent”) for the IRH Provider and the Lenders hereunder, provided that the Collateral Agent shall comply with the instructions and directions of the Administrative Agent (or the Lenders under this Agreement to the extent that this Agreement or any other Loan Documents empowers the Lenders to direct the Administrative Agent), as to all matters relating to the Collateral, including the maintenance and disposition thereof. No IRH Provider (except in its capacity as a Lender hereunder) shall be entitled or have the power to direct or instruct the Collateral Agent on any such matters or to control or direct in any manner the maintenance or disposition of the Collateral.

9.2.6. Other Rights and Remedies.

In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Administrative Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Administrative Agent may, and upon the request of the Required Lenders shall, exercise all post-default rights granted to the Administrative Agent and the Lenders under the Loan Documents or applicable Law.

9.3 Notice of Sale.

Any notice required to be given by the Administrative Agent of a sale, lease, or other disposition of the Collateral or any other intended action by the Administrative Agent, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

10. THE ADMINISTRATIVE AGENT

10.1 Appointment.

Each Lender hereby irrevocably designates, appoints and authorizes PNC Bank to act as Administrative Agent for such Lender under this Agreement and to execute and deliver or accept on behalf of each of the Lenders the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and any other instruments and agreements referred to herein, and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. PNC Bank agrees to act as the Administrative Agent on behalf of the Lenders to the extent provided in this Agreement.

None of the Lenders designated on the facing page or signature pages of this Agreement as a “Documentation Agent” or as a “Syndication Agent” shall have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified as the “Documentation Agent” or as a “Syndication Agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied and will not rely on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.2 Delegation of Duties.

The Administrative Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of its duties as Administrative Agent) and, subject to Sections 10.5 [Reimbursement of Administrative Agent by Borrower, Etc.] and 10.6, shall be entitled to engage and pay for the advice or services of any attorneys, accountants or other experts concerning all matters pertaining to its duties hereunder and to rely upon any advice so obtained.

10.3 Nature of Duties; Independent Credit Investigation.

The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or otherwise exist. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement a fiduciary or trust relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set forth herein. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Lender expressly acknowledges (i) that the Administrative Agent has not made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender; (ii) that it has made and will continue to make, without reliance upon the Administrative Agent, its own independent investigation of the financial condition and affairs and its own appraisal of the creditworthiness of each of the Loan Parties in connection with this Agreement and the making and continuance of the Loans hereunder; and (iii) except as expressly provided herein, that the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Loan or at any time or times thereafter.

10.4 Actions in Discretion of Administrative Agent; Instructions From the Lenders.

The Administrative Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Administrative Agent’s rights, powers or discretion herein, provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable Law. In the absence of a request by the Required Lenders, the Administrative Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders. Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 10.6 [Exculpatory Provisions, Etc.]. Subject to the provisions of Section 10.6, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders (or if required under Section 11.1, all the Lenders), or in the absence of such instructions, in the absolute discretion of the Administrative Agent.

10.5 Reimbursement and Indemnification of Administrative Agent by the Borrower.

The Borrower unconditionally agrees to pay or reimburse the Administrative Agent and hold the Administrative Agent harmless against (a) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including fees and expenses of counsel (including the allocated costs of staff counsel), appraisers and environmental consultants, incurred by the Administrative Agent (i) in connection with the development, negotiation, preparation, printing, execution, administration, syndication, interpretation and performance of this Agreement and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents pursuant to the provisions hereof, (iii) in connection with the enforcement of this Agreement or any other Loan Document or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (iv) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings, and (v) in connection with any Environmental Complaint threatened or asserted against the Administrative Agent or the Lenders in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), and (b) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of (i) this Agreement or any other Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder, and (ii) any Environmental Complaint in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder, provided that no Borrower shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Administrative Agent’s gross negligence or willful misconduct, or if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. In addition, the Borrower agrees to reimburse and pay all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Loan Parties’ books, records and business properties.

10.6 Exculpatory Provisions; Limitation of Liability.

Neither the Administrative Agent nor any of its directors, officers, employees, agents, attorneys or Affiliates shall (a) be liable to any Lender for any action taken or omitted to be taken by it or them hereunder, or in connection herewith including pursuant to any Loan Document, unless caused by its or their own gross negligence or willful misconduct, (b) be responsible in any manner to any of the Lenders for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement or any other Loan Documents or for any recital, representation, warranty, document, certificate, report or statement herein or made or furnished under or in connection with this Agreement or any other Loan Documents, or (c) be under any obligation to any of the Lenders to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions hereof or thereof on the part of the Loan Parties, or the financial condition of the Loan Parties, or the existence or possible existence of any Event of Default or Potential Default. No claim may be made by any of the Loan Parties, any Lender, the Administrative Agent or any of their respective Subsidiaries against the Administrative Agent, any Lender or any of their respective directors, officers, employees, agents, attorneys or Affiliates, or any of them, for any special, indirect or consequential damages or, to the fullest extent permitted by Law, for any punitive damages in respect of any claim or cause of action (whether based on contract, tort, statutory liability, or any other ground) based on, arising out of or related to any Loan Document or the transactions contemplated hereby or any act, omission or event occurring in connection therewith, including the negotiation, documentation, administration or collection of the Loans, and each of the Loan Parties, (for itself and on behalf of each of its Subsidiaries), the Administrative Agent and each Lender hereby waive, release and agree never to sue upon any claim for any such damages, whether such claim now exists or hereafter arises and whether or not it is now known or suspected to exist in its favor. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and each of its directors, officers, employees, agents, attorneys or Affiliates shall not have any duty or responsibility to provide any Lender with an credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Loan Parties which may come into the possession of the Administrative Agent or any of its directors, officers, employees, agents, attorneys or Affiliates.

10.7 Reimbursement and Indemnification of Administrative Agent by Lenders.

Each Lender agrees to reimburse and indemnify, defend and save the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, including attorneys’ fees and disbursements (including the allocated costs of staff counsel), and costs of appraisers and environmental consultants, of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (a) if the same results from the Administrative Agent’s gross negligence or willful misconduct, or (b) if such Lender was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that such Lender shall remain liable to the extent such failure to give notice does not result in a loss to the Lender), or (c) if the same results from a compromise and settlement agreement entered into without the consent of such Lender, which shall not be unreasonably withheld. In addition, each Lender agrees promptly upon demand to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the Obligation of the Borrower to do so) in proportion to its Ratable Share for all amounts due and payable by the Borrower to the Administrative Agent in connection with the Administrative Agent’s periodic audit of the Loan Parties’ books, records and business properties. For the avoidance of doubt, references in this Section to the Administrative Agent shall include the Administrative Agent in its capacity as Collateral Agent under each of the Security Trust Deed and Fixed and Floating Charge (Australia).

10.8 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon any writing, telegram, telex or teletype message, resolution, notice, consent, certificate, letter, cablegram, statement, order or other document or conversation by telephone or otherwise believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon the advice and opinions of counsel and other professional advisers selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.9 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default unless the Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement, describing such Potential Default or Event of Default.

10.10 Notices.

The Administrative Agent shall promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof. The Administrative Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.

10.11 Lenders in Their Individual Capacities; Administrative Agent in its Individual Capacity.

With respect to its Revolving Credit Commitment and any Revolving Credit Loans, made by it and any other rights and powers given to it as a Lender hereunder or under any of the other Loan Documents, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” and “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. PNC Bank and its Affiliates and each of the Lenders and their respective Affiliates may, without liability to account, except as prohibited herein, make loans to, issue letters of credit for the account of, acquire equity interests in, accept deposits from, discount drafts for, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with, the Loan Parties and their Affiliates, in the case of the Administrative Agent, as though it were not acting as Administrative Agent hereunder and in the case of each Lender, as though such Lender were not a Lender hereunder, in each case without notice to or consent of the other Lenders. The Lenders acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may (i) receive information regarding the Loan Parties or any of their Subsidiaries or Affiliates (including information that may be subject to confidentiality obligations in favor of the Loan Parties or such Subsidiary or Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them, and (ii) accept fees and other consideration from the Loan Parties for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.12 Holders of Notes.

The Administrative Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

10.13 Equalization of Lenders.

The Lenders, for themselves and any Affiliates and any Australian correspondent bank which are owed Obligations, and the holders of any participations in any Notes, agree among themselves that, with respect to all amounts received by any Lender, any such Affiliate, or any such holder or Australian correspondent bank for application on any Obligation hereunder (including, without limitation, any Lender-Provided Interest Rate Hedge and any Lender-Provided Treasury Arrangement) or under any Note or under any such participation, whether received by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker’s lien, by counterclaim or by any other non-pro rata source, equitable adjustment will be made in the manner stated in the following sentence so that, in effect, all such excess amounts will be shared ratably among the Lenders and such holders in proportion to their interests in payments under the Notes and other Obligations, except as otherwise provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], 5.4.2 [Replacement of a Lender] or 5.6 [Additional Compensation in Certain Circumstances]. The Lenders, any such Affiliate, or any such holder or Australian correspondent bank receiving any such amount shall purchase for cash from each of the other Lenders an interest in such Lender’s Loans in such amount as shall result in a ratable participation by the Lenders, such Affiliates and each such holder and Australian correspondent bank in the aggregate unpaid amount under the Notes and the other Obligations, provided that if all or any portion of such excess amount is thereafter recovered from the Lender, such Affiliate or the holder or Australian correspondent bank making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by law (including court order) to be paid by the Lender, such Affiliate or the holder or Australian correspondent bank making such purchase.

10.14 Successor Administrative Agent.

The Administrative Agent (i) may resign as Administrative Agent or (ii) shall resign if such resignation is requested by the Required Lenders (if the Administrative Agent is a Lender, the Administrative Agent’s Loans and its Commitment shall be considered in determining whether the Required Lenders have requested such resignation) or required by Section 5.4.2 [Replacement of a Lender], in either case of (i) or (ii) by giving not less than thirty

(30) days’ prior written notice to the Borrower. If the Administrative Agent shall resign under this Agreement, then either (a) the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, subject to the consent of the Borrower, such consent not to be unreasonably withheld, or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following the Administrative Agent’s notice to the Lenders of its resignation, then the Administrative Agent shall appoint, with the consent of the Borrower, such consent not to be unreasonably withheld, a successor agent who shall serve as Administrative Agent until such time as the Required Lenders appoint and the Borrower consents to the appointment of a successor agent. Upon its appointment pursuant to either clause (a) or (b) above, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent, effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement. After the resignation of any Administrative Agent hereunder, the provisions of this Section 10 shall inure to the benefit of such former Administrative Agent and such former Administrative Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Administrative Agent under this Agreement.

10.15 Administrative Agent’s Fee.

The Borrower shall pay to the Administrative Agent nonrefundable fees under the terms of a Fee Letter dated September 26, 2008, between the Borrower and the Administrative Agent, as amended from time to time (the “Agent’s Letter”).

10.16 Availability of Funds.

The Administrative Agent may assume that each Lender has made or will make the proceeds of a Loan available to the Administrative Agent unless the Administrative Agent shall have been notified by such Lender on or before the later of (1) the close of Business on the Business Day preceding the Borrowing Date with respect to such Loan or two (2) hours before the time on which the Administrative Agent actually funds the proceeds of such Loan to the Borrower (whether using its own funds pursuant to this Section 10.16 or using proceeds deposited with the Administrative Agent by the Lenders and whether such funding occurs before or after the time on which Lenders are required to deposit the proceeds of such Loan with the Administrative Agent). The Administrative Agent may, in reliance upon such assumption (but shall not be required to), make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such amount on demand from such Lender (or, if such Lender fails to pay such amount forthwith upon such demand from the Borrower) together with interest thereon, in respect of each day during the period commencing on the date such amount was made available to the Borrower and ending on the date the Administrative Agent recovers such amount, at a rate per annum equal to (i) the Federal Funds Effective Rate during the first three (3) days after such interest shall begin to accrue and (ii) the applicable interest rate in respect of such Loan after the end of such three-day period.

10.17 Calculations.

In the absence of gross negligence or willful misconduct, the Administrative Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, fees or any other amounts due to the Lenders under this Agreement. In the event an error in computing any amount payable to any Lender is made, the Administrative Agent, the Borrower and each affected Lender shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

10.18 Beneficiaries.

Except as expressly provided herein, the provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and the Loan Parties shall not have any rights to rely on or enforce any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any of the Loan Parties.

10.19 No Reliance on Agent’s Customer Identification Program.

Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

10.20 Power of Attorney for Quebec Purposes.

For greater certainty, and without limiting the powers of the Administrative Agent hereunder or under any of the Loan Documents, each of the Lenders hereby acknowledges that the Administrative Agent shall, for the purposes of holding any security granted under the Québec Security pursuant to the laws of the Province of Quebec to secure payment of the Demand Debenture (or any similar instruments), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders and holders of such Demand Debenture. Each of the Lenders hereby constitutes, to the extent necessary, the Administrative Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) in order to hold security granted under the Quebec Security in the Province of Quebec to secure the Demand Debenture (or any similar instrument). Each assignee of a Lender shall be deemed to have confirmed and ratified the constitution of the Administrative Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant Assignment and Assumption Agreement. Notwithstanding the provisions of Section 32 of the Special Powers of Legal Persons Act (Quebec), the Administrative Agent may acquire and be the holder of the Demand Debenture (or any similar instrument). Each of the Loan Parties hereby acknowledges that the Demand Debenture constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec. The Administrative Agent hereby acknowledges and accepts the Quebec Security as forming part of the Loan Documents and agrees to be bound by the provisions thereof.

Notwithstanding Section 11.8 hereof, the provisions of this Section 10.20 shall be governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

11. MISCELLANEOUS

11.1 Modifications, Amendments or Waivers.

With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents to a departure from the due performance of the Obligations of the Loan Parties hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that, without the written consent of all the Lenders, no such agreement, waiver or consent may be made which will:

11.1.1. Increase of Commitment; Extension of Expiration Date.

Except as set forth in Section 2.12, increase the amount of the Revolving Credit Commitment of any Lender hereunder or extend the Expiration Date;

11.1.2. Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.

Whether or not any Loans are outstanding, extend the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan except for mandatory prepayments required under Section 5.5.5 and mandatory reductions of the Commitments on the Expiration Date), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, or otherwise affect the terms of payment of the principal of or interest of any Loan, the Commitment Fee or any other fee payable to any Lender;

11.1.3. Release of Collateral or Guarantor.

Except for (i) sales of assets or capital stock permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries], and (ii) releases of Guarantors and Collateral as authorized under Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures], release all or substantially all the Collateral, any Guarantor from its Obligations under any Guaranty Agreement or any other security for any of the Loan Parties’ Obligations; or

11.1.4. Miscellaneous.

Amend Section 5.2 [Pro Rata Treatment of Lenders], 10.6 [Exculpatory Provisions, Etc.] or 10.13 [Equalization of Lenders] or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders, change the definition of Required Lenders, or change any requirement providing for the Lenders or the Required Lenders to authorize the taking of any action hereunder;

provided, further, that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent in its capacity as Administrative Agent or as the issuer of Letters of Credit shall be effective without the written consent of the Administrative Agent, and (ii) no agreement, waiver or consent which would modify the interests, rights or obligations of any Lender in its capacity as an Issuing Bank hereunder shall be effective without the written consent of such Lender. The Administrative Agent shall, upon request of the Borrower, and without the consent of any Lender if no Potential Default or Event of Default exists, release from the Lien of the relevant Loan Documents any Collateral upon the sale or disposition thereof which is permitted by Section 8.2.7. Upon the request of the Borrower and provided no Event of Default has occurred and is continuing, the Administrative Agent may, in its discretion, release from the Lien of the relevant Loan Documents any Collateral that is subject to a Purchase Money Security Interest permitted under this Agreement to the extent such release is requested by the party providing such purchase money financing.

11.2 No Implied Waivers; Cumulative Remedies; Writing Required.

No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permit, consent or approval of any kind or character on the part of any Lender of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.3 Reimbursement and Indemnification of Lenders by the Borrower; Taxes.

The Borrower agrees unconditionally upon demand to pay or reimburse to each Lender (other than the Administrative Agent, as to which the Borrower’ Obligations are set forth in Section 10.5 [Reimbursement of Administrative Agent By Borrower, Etc.]) and to save such Lender harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements (including fees and expenses of counsel (including allocated costs of staff counsel) for each Lender except with respect to the following clauses (a) and (b)), incurred by such Lender (a) in connection with the administration and interpretation of this Agreement, and other instruments and documents to be delivered hereunder, (b) relating to any amendments, waivers or consents pursuant to the provisions hereof, (c) in connection with the enforcement of this Agreement or any other Loan Document, or collection of amounts due hereunder or thereunder or the proof and allowability of any claim arising under this Agreement or any other Loan Document, whether in bankruptcy or receivership proceedings or otherwise, (d) in any workout or restructuring or in connection with the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection, insolvency, or bankruptcy proceedings, and (e) in connection with any Environmental Complaint threatened or asserted against the Lender in any way relating to or arising out of this Agreement or any other Loan Documents (including, without limitation, the protection, preservation, exercise or enforcement of any of the terms hereof or of any rights hereunder or under any other Loan Document or in connection with any foreclosure, collection or bankruptcy proceedings or in any workout or restructuring), or (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by such Lender hereunder or thereunder, provided that no Borrower shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (A) if the same results from such Lender’s gross negligence or willful misconduct, or (B) if the Borrower was not given notice of the subject claim and the opportunity to participate in the defense thereof, at its expense (except that the Borrower shall remain liable to the extent such failure to give notice does not result in a loss to the Borrower), or (C) if the same results from a compromise or settlement agreement entered into without the consent of the Borrower, which shall not be unreasonably withheld. The Lenders will attempt to minimize the fees and expenses of legal counsel for the Lenders which are subject to reimbursement by the Borrower hereunder by considering the usage of one law firm to represent the Lenders and the Administrative Agent if appropriate under the circumstances. The Borrower agrees unconditionally to pay all stamp, document, transfer, recording, goods and services (or value added), or filing taxes or fees and similar impositions now or hereafter determined by the Administrative Agent or any Lender to be payable in connection with this Agreement or any other Loan Document or the transactions contemplated thereby, and the Borrower agrees unconditionally to save the Administrative Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions.

11.4 Holidays.

Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods] with respect to Interest Periods under the Euro-Rate Option) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

11.5 Funding by Branch, Subsidiary or Affiliate.

11.5.1. Notional Funding.

Each Lender shall have the right from time to time, without notice to the Borrower, to deem any branch, Subsidiary or Affiliate (which for the purposes of this Section 11.5 shall mean any corporation or association which is directly or indirectly controlled by or is under direct or indirect common control with any corporation or association which directly or indirectly controls such Lender) of such Lender to have made, maintained or funded any Loan to which the Euro-Rate Option applies at any time, provided that immediately following (on the assumption that a payment were then due from the Borrower to such other office), and as a result of such change, the Borrower would not be under any greater financial obligation pursuant to Section 5.6 [Additional Compensation in Certain Circumstances] than it would have been in the absence of such change. Notional funding offices may be selected by each Lender without regard to such Lender’s actual methods of making, maintaining or funding the Loans or any sources of funding actually used by or available to such Lender.

11.5.2. Actual Funding.

Each Lender shall have the right from time to time to make or maintain any Loan by arranging for a branch, Subsidiary or Affiliate of such Lender to make or maintain such Loan subject to the last sentence of this Section 11.5.2. If any Lender causes a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Loans to the same extent as if such Loans were made or maintained by such Lender, but in no event shall any Lender’s use of such a branch, Subsidiary or Affiliate to make or maintain any part of the Loans hereunder cause such Lender or such branch, Subsidiary or Affiliate to incur any cost or expenses payable by the Borrower hereunder or require the Borrower to pay any other compensation to any Lender (including any expenses incurred or payable pursuant to Section 5.6 [Additional Compensation in Certain Circumstances]) which would otherwise not be incurred.

11.6 Notices.

Any notice, request, demand, direction or other communication (for purposes of this Section 11.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 11.6) in accordance with this Section 11.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Schedule 1.1(B) hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 11.6. Any Notice shall be effective:

(i) In the case of hand-delivery, when delivered;

(ii) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested or Australia Post, by registered mail (as the case may require);

(iii) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day);

(iv) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(v) In the case of electronic transmission, when actually received;

(vi) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such web site) by another means set forth in this Section 11.6; and

(vii) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to a Loan Party shall concurrently send a copy thereof to the Administrative Agent, and the Administrative Agent shall promptly notify the other Lenders of its receipt of such Notice.

11.7 Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

11.8 Governing Law.

Each Letter of Credit and Section 2.10 [Letter of Credit Subfacility] shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be revised or amended from time to time, and to the extent not inconsistent therewith, the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles, and the balance of this Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.

11.9 Prior Understanding.

This Agreement and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

11.10 Duration; Survival.

All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the making of Loans and issuance of Letters of Credit and shall not be waived by the execution and delivery of this Agreement, any investigation by the Administrative Agent or the Lenders, the making of Loans, issuance of Letters of Credit, or payment in full of the Loans. All covenants and agreements of the Loan Parties contained in Sections 8.1 [Affirmative Covenants], 8.2 [Negative Covenants] and 8.3 [Reporting Requirements] herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow or request Letters of Credit hereunder and until termination of the Commitments and payment in full of the Loans and expiration or termination of all Letters of Credit. All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 5 [Payments] and Sections 10.5 [Reimbursement of Administrative Agent by Borrower, Etc.], 10.7 [Reimbursement of Administrative Agent by Lenders, Etc.] and 11.3 [Reimbursement of Lenders by Borrower; Etc.], shall survive payment in full of the Loans, expiration or termination of the Letters of Credit and termination of the Commitments.

11.11 Successors and Assigns.

(i) This Agreement shall be binding upon and shall inure to the benefit of the Lenders, the Administrative Agent, the Loan Parties and their respective successors and assigns, except that none of the Loan Parties may assign or transfer any of its rights and Obligations hereunder or any interest herein. Each Lender may, at its own cost, make assignments of or sell participations in all or any part of its Commitments and the Loans made by it to one or more banks or other entities, subject to the consent of the Borrower and the Administrative Agent with respect to any assignee, such consent not to be unreasonably withheld, provided that (1) no consent of the Borrower shall be required (A) if an Event of Default exists and is continuing, or (B) in the case of an assignment by a Lender to an Affiliate of such Lender, and (2) any assignment by a Lender to a Person other than an Affiliate of such Lender may not be made in amounts less than the lesser of $5,000,000 or the amount of the assigning Lender’s Commitment, provided that any Lender party to this Agreement as of the Closing Date (each, an “Existing Lender”) may make assignments to any other Existing Lender in any amount (without regard to the $5,000,000 limitation in clause (2)). In the case of an assignment, upon receipt by the Administrative Agent of the Assignment and Assumption Agreement, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it had been a signatory Lender hereunder, the Commitments shall be adjusted accordingly, and upon surrender of any Note subject to such assignment, the applicable Borrower shall execute and deliver a new Note to the assignee in an amount equal to the amount of the Revolving Credit Commitment assumed by it and a new Revolving Credit Note to the assigning Lender in an amount equal to the Revolving Credit Commitment retained by it hereunder. Any Lender which assigns any or all of its Commitment or Loans to a Person other than an Affiliate of such Lender shall pay to the Administrative Agent a service fee in the amount of $3,500 for each assignment. In the case of a participation, the participant shall only have the rights specified in Section 9.2.3 [Set-off] (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto and not to include any voting rights except with respect to changes of the type referenced in Sections 11.1.1 [Increase of Commitment, Etc.], 11.1.2 [Extension of Payment, Etc.], or 11.1.3 [Release of Collateral or Guarantor]), all of such Lender’s obligations under this Agreement or any other Loan Document shall remain unchanged, and all amounts payable by any Loan Party hereunder or thereunder shall be determined as if such Lender had not sold such participation.

(ii) Any assignee or participant which is not incorporated under the Laws of the United States of America or a state thereof shall deliver to the Borrower and the Administrative Agent the form of certificate described in Section 11.17 [Tax Withholding Clause] relating to federal income tax withholding. Each Lender may furnish any publicly available information concerning any Loan Party or its Subsidiaries and any other information concerning any Loan Party or its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees or participants), provided that such assignees and participants agree to be bound by the provisions of Section 11.12 [Confidentiality].

(iii) Notwithstanding any other provision in this Agreement, any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement, its Note and the other Loan Documents to any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14 without notice to or consent of the Borrower or the Administrative Agent. No such pledge or grant of a security interest shall release the transferor Lender of its obligations hereunder or under any other Loan Document.

11.12 Confidentiality.

11.12.1. General.

The Administrative Agent and the Lenders each agree to keep confidential all information obtained from any Loan Party or its Subsidiaries which is nonpublic and confidential or proprietary in nature (including any information the Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with their respective capacities under this Agreement and for the purposes contemplated hereby. The Administrative Agent and the Lenders shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants as contemplated by Section 11.11, and prospective assignees and participants, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrower shall have consented to such disclosure. Notwithstanding anything herein to the contrary, the information subject to this Section 11.12.1 shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.

11.12.2. Sharing Information With Affiliates of the Lenders.

Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or affiliate of any Lender receiving such information shall be bound by the provisions of Section 11.12.1 as if it were a Lender hereunder. Such Authorization shall survive the repayment of the Loans and other Obligations and the termination of the Commitments.

11.13 Counterparts.

This Agreement may be executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

11.14 Agents’ or Lender’s Consent.

Whenever the Administrative Agent’s or any Lender’s consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, the Administrative Agent and each Lender shall be authorized to give or withhold such consent in its sole and absolute discretion and to condition its consent upon the giving of additional collateral, the payment of money or any other matter.

11.15 Exceptions.

The representations, warranties and covenants contained herein shall be independent of each other, and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

11.16 CONSENT TO FORUM; WAIVER OF JURY TRIAL.

EACH LOAN PARTY HEREBY IRREVOCABLY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF ALLEGHENY COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF PENNSYLVANIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO SUCH LOAN PARTY AT THE ADDRESSES PROVIDED FOR IN SECTION 11.6 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. EACH LOAN PARTY WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE COLLATERAL TO THE FULL EXTENT PERMITTED BY LAW.

11.17 Certifications from Lenders and Participants.

11.17.1. Tax Withholding Clause.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Administrative Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to each of the Borrower and the Administrative Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the “Regulations”)) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term “Withholding Certificate” means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in § 1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Administrative Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower hereunder for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Administrative Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Administrative Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to each of the Borrower and the Administrative Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Administrative Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

11.17.2. USA Patriot Act.

Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United states or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

11.18 Joinder of Guarantors.

Any Subsidiary of the Borrower which is required to join this Agreement as a Guarantor pursuant to Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures] shall execute and deliver to the Administrative Agent (i) a Guarantor Joinder in substantially the form attached hereto as Exhibit 1.1(G)(2) pursuant to which it shall join as a Guarantor each of the documents to which the Guarantors are parties; (ii) documents in the forms described in Section 7.1 [First Loans] modified as appropriate to relate to such Subsidiary; and (iii) documents necessary to grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Lenders in all Collateral held by such Subsidiary. The Loan Parties shall deliver such Guarantor Joinder and related documents to the Administrative Agent within five (5) Business Days after the date of the filing of such Subsidiary’s articles of incorporation or constitution if the Subsidiary is a corporation, the date of the filing of its certificate of limited partnership if it is a limited partnership or the date of its organization if it is an entity other than a limited partnership or corporation. The Administrative Agent and the Lenders acknowledge and agree that the guaranty agreements provided by Koppers Luxembourg and Koppers Mauritius pursuant to the Existing Credit Agreement are terminated effective as of the Closing Date.

[SIGNATURE PAGES FOLLOW]

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

KOPPERS INC.

By:	/s/ Brian H. McCurrie
Name:	Brian H. McCurrie
Title:	Vice President/Chief Financial Officer

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

CONCRETE PARTNERS, INC.

By:	/s/ Brian H. McCurrie
Name:	Brian H. McCurrie
Title:	Treasurer

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

SIGNED for and on behalf of CONTINENTAL CARBON AUSTRALIA PTY LTD by its duly appointed attorney(s):) Louann E. Tronsberg-Deihle	/s/ Louann E. Tronsberg-Deihle
who certifies/certify that he/she/they have no notice of the revocation of the power of attorney in the presence of:	Attorney(s) signature

/s/ Cory Hester
Witness signature

Cory Hester
Print name of Witness

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

KOPPERS ASIA LLC

By:	/s/ Louann E. Tronsberg-Deihle
Name:	Louann E. Tronsberg-Deihle
Title:	Treasurer

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

SIGNED for and on behalf of KOPPERS AUSTRALIA HOLDING COMPANY PTY LTD by its duly appointed attorney(s):) Brian H. McCurrie	/s/ Brian H. McCurrie
who certifies/certify that he/she/they have no notice of the revocation of the power of attorney in the presence of:	Attorney(s) signature

/s/ Cory Hester
Witness signature

Cory Hester
Print name of Witness

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

SIGNED for and on behalf of KOPPERS AUSTRALIA PTY LTD by its duly appointed attorney(s):) Louann E. Tronsberg-Deihle	/s/ Louann E. Tronsberg-Deihle
who certifies/certify that he/she/they have no notice of the revocation of the power of attorney in the presence of:	Attorney(s) signature

/s/ Cory Hester
Witness signature

Cory Hester
Print name of Witness

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

SIGNED for and on behalf of KOPPERS CARBON MATERIALS & CHEMICALS PTY LTD by its duly appointed attorney(s):) Louann E. Tronsberg-Deihle	/s/ Louann E. Tronsberg-Deihle
who certifies/certify that he/she/they have no notice of the revocation of the power of attorney in the presence of:	Attorney(s) signature

/s/ Cory Hester
Witness signature

Cory Hester
Print name of Witness

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

KOPPERS CONCRETE PRODUCTS, INC.

By:	/s/ Brian H. McCurrie
Name:	Brian H. McCurrie
Title:	Treasurer

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

KOPPERS DELAWARE, INC.

By:	/s/ Brian H. McCurrie
Name:	Brian H. McCurrie
Title:	President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

KOPPERS REDEMPTION, INC.

By:	/s/ Brian H. McCurrie
Name:	Brian H. McCurrie
Title:	President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

SIGNED for and on behalf of KOPPERS SHIPPING PTY LTD by its duly appointed attorney(s):) Brian H. McCurrie	/s/ Brian H. McCurrie
who certifies/certify that he/she/they have no notice of the revocation of the power of attorney in the presence of:	Attorney(s) signature

/s/ Cory Hester
Witness signature

Cory Hester
Print name of Witness

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

SIGNED for and on behalf of KOPPERS WOOD PRODUCTS PTY LTD by its duly appointed attorney(s):) Louann E. Tronsberg-Deihle	/s/ Louann E. Tronsberg-Deihle
who certifies/certify that he/she/they have no notice of the revocation of the power of attorney in the presence of:	Attorney(s) signature

/s/ Cory Hester
Witness signature

Cory Hester
Print name of Witness

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

WORLD-WIDE VENTURES CORPORATION

By:	/s/ Louann E. Tronsberg-Deihle
Name:	Louann E. Tronsberg-Deihle
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
individually and as Administrative Agent

By:	/s/ Tracy J. Delock
Name:	Tracy J. Delock
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

CITIZENS BANK OF PENNSYLVANIA,
individually and as Syndication Agent

By:	/s/ Philip R. Medsger
Name:	Philip R. Medsger
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A.,
individually and as Documentation Agent

By:	/s/ Stephen F. O’Sullivan
Name:	Stephen F. O’Sullivan
Title:	Senior Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

FIRST COMMONWEALTH BANK,
individually and as Syndication Agent

By:	/s/ C. Forrest Tefft
Name:	C. Forrest Tefft
Title:	Senior Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, N.A., individually and as Syndication Agent

By:	/s/ J. Barrett Donovon
Name:	J. Barrett Donovon
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

FIFTH THIRD BANK

By:	/s/ Jim Janovsky
Name:	Jim Janovsky
Title:	Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

NATIONAL CITY BANK

By:	/s/ Debra W. Riefner
Name:	Debra W. Riefner
Title:	Senior Vice President

FIRSTMERIT BANK, N.A., as Lender

By:	/s/ Robert G. Morlar
Name:	Robert G. Morlar
Title:	Senior Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

FIRST NATIONAL BANK OF PENNSYLVANIA

By:	/s/ John L. Hayes
Name:	John L. Hayes
Title:	Senior Vice President

[SIGNATURE PAGE - AMENDED AND RESTATED CREDIT AGREEMENT]

TRISTATE CAPITAL BANK

By:	/s/ Paul J. Oris
Name:	Paul J. Oris
Title:	Senior Vice President